EXHIBIT 10.47

                                              PAGES WHERE CONFIDENTIAL TREATMENT
                                                    HAS BEEN GRANTED ARE STAMPED
                                              "CONFIDENTIAL TREATMENT REQUESTED.
                                                  THE REDACTED MATERIAL HAS BEEN
                                           SEPARATELY FILED WITH THE COMMISSION
                                            PURSUANT TO A CONFIDENTIAL TREATMENT
                                       REQUEST; THE APPROPRIATE SECTION HAS BEEN
                                          MARKED AT THE APPROPRIATE PLACE AND IN
                                                    THE MARGIN WITH A STAR (*)."

                     NATURAL GAS PURCHASE AND SALE AGREEMENT

                                     BETWEEN

                               CHEVRON U.S.A. INC.

                                       AND

                            NATURAL GAS CLEARINGHOUSE

                                TABLE OF CONTENTS


                                                                            PAGE

I.       DEFINITIONS.......................................................... 1

II.      COMMITMENT OF GAS AND OBLIGATIONS TO PURCHASE........................ 2
         2.1      Committed Gas............................................... 2
                  2.1.1    Pre-Effective Date Commitment...................... 3
                  2.1.2    Post-Effective Date Commitment..................... 3
                  2.1.3    Addition of New Sources of Committed Gas........... 3
                  2.1.4    Lease Use Gas...................................... 3
                  2.1.5    Non-Operated Wells................................. 5
                  2.1.6    Non-Conventional Gas............................... 5
                  2.1.7    Farmout Acreage.................................... 6
         2.2      Availability Reports........................................ 6
                  2.2.1    Revision of Availability Report.................... 7
                  2.2.2    NGC Information.................................... 7
         2.3      Right to Control Production and Curtailment................. 7
         2.4      Dedicated Contracts......................................... 8
         2.5      Right to Process............................................ 8
                  2.5.1    Accounting and Billing Procedures.................. 9
                  2.5.2    Offshore Condensate................................ 9
                  2.5.3    Documentation of Charges........................... 9

III.     TRANSPORTATION AND PENALTIES......................................... 9
         3.1      Upstream Gathering and Transportation Agreements............ 9
         3.2      Transporter's Tariff........................................10
         3.3      Imbalance Charges...........................................10
                  3.3.1    Underdeliveries - Cash-Out Costs...................11
                  3.3.2    Overdeliveries - Cash-Out Costs....................11
                  3.3.3    Imbalance Trading..................................12
         3.4      Operational Flow Orders.....................................12
         3.5      Operational Balancing Agreements............................12

IV.      COMMODITY PRICE......................................................13
         4.1      First of the Month Commodity Price..........................13
         4.2      Description of Sources of Supply............................13
         4.3      Split Connect Committed Gas.................................14
         4.4      Split Connect Committed Gas Price...........................14
                  4.4.1    Effect of Capacity Constraints.....................15
                  4.4.2    Measurement Capacity Constraints...................15
         4.5      Firm Market Split Connect Committed Gas.....................15
         4.6      Downstream Released Firm Transportation.....................16
         4.7      Mid-Month Increases.........................................16
         4.8      Mid-Month Decreases.........................................18
         4.9      Commodity Price of Curtailed Sources of Supply..............20
         4.10     Locked Price Option.........................................20
                  4.10.1   Request for Locked Price...........................21
                  4.10.2   Procedures.........................................21
                  4.10.3   Locked Quantities..................................22
                  4.10.4   Irrevocability.....................................22
                  4.10.5   Availability of Committed Gas......................22
                  4.10.6   Failure to Deliver Committed Gas...................22
                  4.10.7   Cessation of Futures Trading.......................23
         4.11     NGC's Failure to Purchase Committed Gas.....................23

V.       TITLE AND RESPONSIBILITY.............................................24
         5.1      CUSA Responsibility.........................................24
         5.2      NGC Responsibility..........................................24

VI.      QUALITY, MEASUREMENT AND TESTS.......................................25
         6.1      Quality Specifications......................................25
         6.2      Volume and Heating Value....................................25
         6.3      Test Data and Charts........................................25

VII.     ACCOUNTING, BILLING AND PAYMENT......................................25
         7.1      Statements..................................................25
         7.2      Payment.....................................................26
         7.3      Failure to Pay..............................................26
         7.4      Two Year Limit on Adjustments...............................26
         7.5      Audit.......................................................27
         7.6      Accounting Information......................................27
         7.7      Setoff......................................................27
         7.8      Letter of Credit............................................27

VIII.    DISCLAIMER AND WARRANTY..............................................28
         8.1      Warranty....................................................28
         8.2      Disclaimer..................................................28

IX.      FORCE MAJEURE........................................................28
         9.1      Suspension of Obligations...................................28
         9.2      Force Majeure Defined.......................................28

X.       TERM.................................................................29
         10.1     Term........................................................29
         10.2     Early Termination...........................................29

XI.      RENEGOTIATION, PRICE REDETERMINATION AND ARBITRATION.................31
         11.1     Renegotiation and Price Redeterminations....................31
         11.2     Limits on Arbitration.......................................31
         11.3     Price Redetermination.......................................31
                  11.3.1   Scope of Price Redetermination.....................32
                  11.3.2   Price Redetermination Procedure....................33
                  11.3.3   Arbitration of Price Redetermination...............32
                  11.3.4   Effective Date.....................................33
         11.4     Substitution of Published Index Prices......................33
         11.5     Unavailability of Published Index Prices....................34
         11.6     Dispute Resolution - Other Price Issues.....................34
         11.7     Arbitration After the Fifth Anniversary.....................34
         11.8     Renegotiation of the Premium................................35
         11.9     All Disputes Arbitration....................................35
         11.10    Procedure...................................................35
         11.11    Arbitration Hearings........................................35
         11.12    Arbitration Decision........................................36

XII.     GOVERNMENTAL REGULATIONS AND AUTHORIZATIONS..........................36
         12.1     Application of Law and Regulation...........................36
         12.2     Authorization and Regulatory Filings........................36

XIII.    NOTICES..............................................................37
         13.1     Procedure...................................................37

XIV.     NON-ASSIGNABILITY AND TRANSFER OF INTEREST BY CUSA...................37
         14.1     Non-Assignability...........................................37
         14.2     Transfer of Interest........................................37

XV.      MISCELLANEOUS........................................................38
         15.1     Waiver......................................................38
         15.2     Entire Agreement............................................38
         15.3     Choice of Law...............................................38
         15.4     Confidentiality.............................................38
         15.5     Limitation of Damages.......................................39
         15.6     Severability................................................39

EXHIBIT A         Sources of Supply, Delivery Points, Published Index Prices,
                    and Index Price Adjustments
EXHIBIT B         Pre-Effective Date Commitments
EXHIBIT C         Upstream Gathering and Transportation Agreements
EXHIBIT D         Firm Market Split Connect Committed Gas
EXHIBIT E         Price Lock Confirmation
EXHIBIT F         Letter of Credit

                                                                    MAY 21, 1996

                     NATURAL GAS PURCHASE AND SALE AGREEMENT

         This Natural Gas Purchase and Sale Agreement is made and entered into this _____ day of ____________, 1996, but effective as of the _____ day of _____________, 1996 ("Effective Date"), between CHEVRON U.S.A. INC., a Pennsylvania corporation ("CUSA"), and NATURAL GAS CLEARINGHOUSE, a Colorado general partnership ("NGC"), both CUSA and NGC sometimes referred to collectively as "Parties" or singularly as "Party".

                                    RECITALS

         1. CUSA is the owner and producer of natural gas and desires to sell natural gas to NGC; and

         2. NGC is a marketer of natural gas, provides products and services associated with the production, transportation and marketing of natural gas, and desires to purchase natural gas from CUSA;

         NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in this Agreement, CUSA and NGC agree as follows:

I. DEFINITIONS

         "Agreement" means the provisions of this document as it may be amended from time to time.

         "Alliance Agreement" means that certain Master Alliance Agreement dated as of , 1996, executed by CUSA and NGC among other parties.

         "Btu" (British Thermal Unit) means the amount of heat energy required to raise the temperature of one pound of water from fifty-nine degrees Fahrenheit (59EF) to sixty degrees Fahrenheit (60EF), as determined on a dry basis.

         "Business Day" means a day on which commercial banks are open for business in Houston, Texas.

         "Day" means that period of 24 consecutive hours beginning and ending at 8:00 a.m. Central Time, or such other time as may be specified in the FERC Gas Tariff, or the equivalent, of a pipeline transporting gas subject to this Agreement.

         "Delivery Point" means the point at which title of gas delivered under this Agreement passes from CUSA to NGC.

         "Effective Date" means , 1996.

         "FERC" means the Federal Energy Regulatory Commission or any successor government authority.

         "gas" or "natural gas" means the effluent vapor stream in its natural state produced from wells, including all hydrocarbon and nonhydrocarbon constituents and including casinghead gas produced with crude oil, and residue gas resulting from the processing of gas well gas or casinghead gas.

         "MMBtu" means one million (1,000,000) Btu.

         "Month" means the period commencing at 8:00 a.m. Central Time on the first Day of a calendar month and ending at 8:00 a.m. Central Time on the first Day of the immediately following calendar month.

         "Source of Supply" means the wells, common field point, field, or similar designation used by CUSA to describe sources of gas supply subject to this Agreement.

         "Transporter" means the pipeline receiving the gas for the account of Buyer immediately downstream of a delivery point.

II. COMMITMENT OF GAS AND OBLIGATION TO PURCHASE

         2.1 COMMITTED GAS. During the term of this Agreement, CUSA agrees to sell to NGC and NGC agrees to purchase from CUSA under the terms of this Agreement all Committed Gas. Subject to the terms and conditions of this Agreement, CUSA's obligation to sell one hundred percent (100%) of the Committed Gas and NGC's obligation to purchase one hundred percent (100%) of the Committed Gas made available by CUSA are firm obligations. Committed Gas is defined as all gas produced and owned or controlled by CUSA during the term of this Agreement, EXCEPT gas that is dedicated to a Pre-Effective Date Commitment, gas dedicated to a Post-Effective Date Commitment, gas reserved by CUSA for Lease Use, gas produced from non-conventional sources of supply, and gas produced from acreage farmed out by CUSA to a third party. Committed Gas includes, without limitation, gas produced from wells in existence on the Effective Date, wells drilled or recompleted subsequent to the Effective Date and make up gas accruing to, and capable of being delivered by, CUSA after the Effective Date as a result of production or pipeline imbalances regardless of whether the imbalances occurred before or after the Effective Date.

                  2.1.1 PRE-EFFECTIVE DATE COMMITMENT. Exhibit B to this Agreement describes wells, oil, gas and mineral leases, gas reserves, or producing properties however characterized that are not subject to this Agreement because the gas produced from such properties is dedicated to the contractual arrangements described in Exhibit B ("Pre-Effective Date Commitment"). Gas subject to a Pre-Effective Date Commitment shall become Committed Gas at such time as the gas may be sold and delivered to NGC as a result of termination or cancellation of the Pre-Effective Date Commitment or other release of the gas from the Commitment.

                  2.1.2 POST-EFFECTIVE DATE COMMITMENT. For purposes of this Agreement, a Post-Effective Date Commitment is defined as an instance where (i) CUSA acquires well(s), oil, gas and mineral leases, gas reserves, or producing properties however characterized ("Subsequently Acquired Properties") subsequent to the Effective Date; and (ii) contractual arrangements in place at the time of CUSA's acquisition prohibit CUSA from selling all or a portion of the gas produced from the Subsequently Acquired Property to NGC under this Agreement. Gas subject to a Post-Effective Date Commitment shall become Committed Gas at such time as the gas may be sold and delivered to NGC as a result of a termination or cancellation of the Post-Effective Date Commitment or other release of the gas from the commitment. CUSA agrees to exercise reasonable efforts to terminate any Post-Effective Date Commitment at the earliest opportunity in accordance with the terms and conditions of the commitment if, in the reasonable judgment of CUSA, such termination will not result in adverse economic consequences to CUSA.

                  2.1.3 ADDITION OF NEW SOURCES OF COMMITTED GAS. In the event CUSA acquires or develops new sources of Committed Gas or enhances the productive capability of existing Sources of Supply, CUSA shall exercise reasonable efforts to give NGC notice as soon as possible of the new sources and increased production, including an estimate of the date of initial deliveries or increased production of Committed Gas to NGC. In addition, CUSA and NGC will cooperate in the development of a joint strategy to market Committed Gas from a new Source of Supply.

                  2.1.4 LEASE USE GAS. CUSA retains the right to use gas produced from wells in which CUSA has an interest for purposes of the operation of such wells, or the operation of other wells, in quantities deemed necessary by CUSA acting as a prudent operator. For purposes of this Agreement, the Lease Use of gas includes, without limitation, gas lift, pressure maintenance, enhanced recovery, equipment fuel, delivery to a third party for purposes of clearing a positive joint venture partner imbalance incurred by CUSA, satisfying in-kind royalty obligations to the extent such obligations require CUSA to deliver royalty gas to a third party, and delivery of gas to a third party in consideration of the delivery by that third party to CUSA of equivalent (although not always equal) quantities of gas at a different location. Lease Use Gas utilized by CUSA in connection with the operation of a well located on the lease producing such Lease Use Gas, or a well located on a different lease in instances where gathering or transportation downstream of the applicable Delivery Point is not required to transport the Lease Use Gas to the different lease, will not appear in an Availability Report, as defined in Section 2.2 below. Lease Use Gas utilized by CUSA in connection with the operation of a well in which CUSA has an interest located on a lease other than the lease producing such Lease Use Gas, and requiring gathering or transportation downstream of the applicable Delivery Point, will: (i) not constitute Committed Gas but will appear in an Availability Report as a separate category specifically designated as Lease Use Gas; (ii) be purchased by NGC at the applicable First of the Month Commodity Price, as defined in Section 4.1 below; (iii) be transported by NGC to the location designated by CUSA; and (iv) be resold to CUSA at the same First of the Month Commodity Price, plus any incremental costs associated with transportation of such Lease Use Gas to the point designated by CUSA. In addition to the categories of Lease Use Gas described above in this
                           Section 2.1.4, CUSA and NGC acknowledge that CUSA shall have the right from time to time during the term of this Agreement to supply gas from a Source of Supply to a third party for emergency use in the operation of a well in which CUSA has no interest. For purposes of this Section 2.1.4 such emergency use is intended to apply in an instance where a third party requires an immediate short term (typically no more than seven Days) supply of gas for purposes of restoring or maintaining the productive capacity of a well. Typically gathering or transportation downstream of the applicable Delivery Point is not required to transport the emergency use gas to the third party well; however the Parties acknowledge that such gathering or transportation may be required in isolated instances, in which cases CUSA will pay the gathering or transportation charges. In the event CUSA determines to supply emergency use gas to a third party in accordance with this Section 2.1.4, the applicable Availability Report will designate the quantity of such emergency use gas as a separate entry and set forth the estimated duration of CUSA's delivery of the emergency use to the third party. Should NGC conclude that CUSA's delivery of emergency use gas to a third party may have an adverse impact of NGC's ability to serve NGC's markets, the Parties will confer in an attempt to mitigate any such potential adverse impact. Nothing in this Section 2.1.4 shall authorize CUSA to deliver gas to a third party for purposes of pressure maintenance or enhanced recovery. Once gas has been designated as Committed Gas on an Availability Report for any Month, CUSA shall not subsequently reduce the quantity of Committed Gas designated for delivery in that Month by declaring any portion of such Committed Gas to be Lease Use Gas.

                  2.1.5 NON-OPERATED WELLS. NGC and CUSA acknowledge that CUSA has interests in wells operated by third parties and that from time to time NGC and CUSA may determine that it is more efficient to sell gas attributable to CUSA's interest in such wells to third parties, including, without limitation, the operator of a well. In addition to gas produced from non-operated wells, CUSA produces casinghead gas from CUSA operated wells and sells such gas to third parties. This gas shall be treated as gas produced from non-operated wells for purposes of determining whether or not such gas will be Committed Gas under this Agreement. In respect to instances where, as of the Effective Date, CUSA sells gas produced from a non-operated well to a third party, CUSA and NGC will evaluate each such sale and determine whether to continue the sale to the third party or to declare the gas Committed Gas subject to this Agreement. CUSA and NGC acknowledge that their evaluation will not be complete on the Effective Date. The Parties will complete the evaluation within one year of the Effective Date, or within such other period agreed upon by the Parties. If during the term of this Agreement CUSA deems it advisable to sell gas produced from a non-operated well to a third party, CUSA will give notice to NGC and the Parties will determine whether to sell the gas to a third party or declare the gas Committed Gas under this Agreement. In the event CUSA and NGC are unable to agree on whether the gas will be sold to a third party or to NGC under this Agreement, and in the event the quantity of gas at issue is less than 200 MMBtu per Day, CUSA may sell the gas to a third party. In the event the quantity of gas at issue is more than 200 MMBtu per Day, on average over the preceding three Months, NGC may declare the gas Committed Gas under this Agreement. Notwithstanding the foregoing, CUSA shall be entitled to continue the sale to the third party at its option if CUSA concludes in its reasonable judgment that the termination of the sale will result in adverse economic consequences to CUSA.

                  2.1.6 NON-CONVENTIONAL GAS. For purposes of this Agreement, "Non-Conventional Gas" means gas which is (a) produced from Devonian shales, coal seams, or tight gas sands, defined as very low permeability sandstones ( 0.1 millidarcies or less, as measured using sound engineering practices) and (b) administered within CUSA by CUSA's Non-Conventional Gas Business Team or its successor. Non-Conventional Gas shall not be Committed Gas subject to this Agreement and CUSA shall not be obligated to sell such Non-Conventional Gas to NGC, nor shall NGC be obligated to purchase such gas from CUSA. Notwithstanding the foregoing, upon NGC's request, made not more frequently than once each six Months, NGC and CUSA shall evaluate CUSA's portfolio of Non-Conventional Gas and determine whether or not any quantity of such Non-Conventional Gas is suitable for treatment as Committed Gas subject to this Agreement. If the Parties are unable to agree on the treatment of any quantity of Non-Conventional Gas, it shall remain Non-Conventional Gas.

                  2.1.7 FARMOUT ACREAGE. During the term of this Agreement CUSA shall be entitled to farmout to a third party undeveloped acreage covered by an oil, gas and mineral lease or mineral fee interest held by CUSA in the event CUSA, acting as a prudent operator, determines that such a farmout is in the best interests of CUSA. In the event of such a farmout, CUSA will exercise reasonable efforts to (i) retain a call on gas produced from the acreage subject to the farmout, provided that such a call does not diminish the return to CUSA when compared to the return in the absence of the call; or (ii) minimize the period of time elapsing before CUSA is entitled to take and market its proportionate share of the gas produced from the farmout acreage. Gas produced from farmout acreage shall not be Committed Gas under this Agreement until such time that CUSA is entitled to take and market such gas.

         2.2 AVAILABILITY REPORTS. In each Month during the term of this Agreement, CUSA shall submit to NGC an Availability Report setting forth CUSA's best estimate of the quantity of Committed Gas that CUSA will deliver to NGC from each Source of Supply during the following Month. If the quantity of Committed Gas available for delivery from a Source of Supply is expressed as a single monthly quantity, and unless the Availability Report states otherwise, it shall be presumed that such quantity will be delivered at a relatively constant daily rate of flow throughout the Month. Except as provided below in this Section 2.2, the Availability Report shall be delivered to NGC no later than the tenth Business Day before the first Day of the Month of delivery. It shall identify the estimated quantity of Committed Gas that will be produced from each Source of Supply and the estimated quantity that will be delivered at each Delivery Point. The quantity of Committed Gas set forth in the Availability Report in effect at 8:00 a.m. on the second Business Day before the Day nominations to the applicable Transporter are due will form the basis of the quantity of Committed Gas nominated by NGC for first Day of the Month delivery into that Transporter. CUSA shall exercise reasonable efforts to submit the Availability Report applicable to a Source of Supply operated by a third party no later than the tenth Business Day before the first Day of the Month of delivery, and shall, in any event, submit the Availability Report as soon as possible. However, in the event such an Availability Report is submitted later than 8:00 a.m. on the second Business Day before the Day nominations to the applicable Transporter are due, the Committed Gas set forth on the Availability Report will be treated as Incremental Committed Gas under Section 4.5 below. To the fullest extent possible, taking into account the information systems capabilities of CUSA and NGC, the Availability Report will be delivered via Electronic Data Interchange ("EDI") in a format permitting the downloading of data directly into NGC's systems. In the event the delivery of the Availability Report via EDI is not possible beginning on the Effective Date, the Parties will strive to develop the systems required to implement the electronic delivery of the Availability Report, provided CUSA and NGC are in agreement in respect to the expenditure of funds required to develop the systems. CUSA and NGC will each have gas control personnel accessible twenty-four hours a Day seven Days a week. Nothing in this Section 2.2 or in Section 2.2.1 below, shall require CUSA to deliver information via EDI if such information can be delivered to NGC faster or more efficiently by telephone followed by facsimile confirmation.

                  2.2.1 REVISION OF THE AVAILABILITY REPORT. Following submission of the initial Availability Report, CUSA shall revise the Availability Report to reflect changes to CUSA's estimated quantities of Committed Gas (if the revision is submitted prior to the beginning of the Month of delivery) or changes in actual quantities of Committed Gas (if the revision is submitted during the Month of delivery). The revisions shall also be delivered to NGC via EDI and shall be delivered as soon as commercially possible in order to permit NGC to submit revised pipeline nominations and to make any market adjustments that may be required, but in no event later than one hour before the pipeline nomination deadline of the pipeline immediately downstream of the Delivery Point.

                  2.2.2 NGC INFORMATION. In respect to instances where CUSA is a Delivery Point operator, and Committed Gas flows through that point, and upon CUSA's request, NGC will exercise reasonable efforts to provide CUSA with information required by CUSA in its role as point operator, including, without limitation, NGC's downstream transportation contract number, the identity of the downstream shipper, and, in the event NGC purchases gas flowing through that point from other suppliers, the quantity of gas purchased from each such supplier. The Parties acknowledge that the purpose of this Section 2.2.2 is not to require NGC to furnish information that CUSA would otherwise be able to collect on its own, but rather to obligate NGC to use reasonable efforts to furnish information not readily accessible to CUSA.

         2.3 RIGHT TO CONTROL PRODUCTION AND CURTAILMENT. CUSA reserves the right, acting as a prudent operator, to limit, curtail or shut-in production (collectively referred to as "curtail or curtailment") of Committed Gas from any well or wells if it determines that curtailment is warranted as a result of any mechanical, engineering, legal, title, or other field or well condition. CUSA also reserves the right to curtail production of Committed Gas from any well or wells if it concludes such action is warranted due to prevailing market prices for natural gas. In the event CUSA desires to curtail production of Committed Gas, CUSA shall give NGC written notice of such action no later than the tenth Business Day before the first Day of the Month of delivery. CUSA's notice shall set forth the quantity of Committed Gas to be curtailed, the Source of Supply and Delivery Point(s) affected and the estimated duration of the curtailment. CUSA shall not curtail the production of Committed Gas if the Gas has been designated in CUSA's Availability Report as available for delivery to NGC unless such curtailment is the result of an event of force majeure as defined in Article IX below. Any curtailment of Committed Gas after such gas has been designated as available in the absence of an event of force majeure may subject CUSA to Deficiency Keep Whole Payments pursuant to Section 4.6 below. CUSA shall be entitled to reduce the period of curtailment by submitting a revised Availability Report in accordance with Section 2.2.1 above.

         2.4 DEDICATED CONTRACTS. Notwithstanding anything in Section 2.3 above to the contrary, CUSA shall not be entitled to curtail production of Committed Gas as a result of prevailing market prices to the extent Committed Gas has been dedicated for delivery to a customer of NGC under a gas purchase and sale agreement designated a "Dedicated Contract" by NGC and CUSA unless CUSA and NGC agree on an alternate source of Committed Gas to meet the requirements of the Dedicated Contract during the period of curtailment. Contracts eligible for designation as a Dedicated Contract will be gas purchase and sale agreements that NGC proposes to execute as seller after the Effective Date and which will require the dedication of Committed Gas produced from a specific Source(s) of Supply to that contract. NGC shall give CUSA written notice of NGC's desire to designate a Dedicated Contract, which notice shall set forth the quantity of Committed Gas dedicated, the Source of Supply and Delivery Point affected and the duration of the dedication. CUSA's agreement to the designation of a contract as a Dedicated Contract shall not be construed to be a warranty or guaranty by CUSA that a given Source of Supply will produce Committed Gas in quantities sufficient to meet the requirements of a Dedicated Contract.

         2.5 RIGHT TO PROCESS. CUSA hereby reserves the right to process all or any portion of the Committed Gas deliverable to NGC under this Agreement for the removal of all or any constituents other than methane. Such processing rights may be exercised either before or, if the Transporter allows, after delivery of the Committed Gas to NGC. When CUSA is exercising its right to process the Committed Gas (and such right may be exercised at any time and from time to time during the term of this Agreement), title to the liquefiable hydrocarbons and other constituents removed or consumed during processing shall not pass to NGC, but shall remain at all times in CUSA. NGC and CUSA agree that they will cooperate in good faith to facilitate the exercise of Seller's processing right, including, without limitation, taking the actions described in the remainder of this Section 2.5.

                  2.5.1 ACCOUNTING AND BILLING PROCEDURES. When and if CUSA elects to exercise its processing rights, NGC and CUSA will establish reasonable accounting and billing procedures so that (i) NGC will pay only for the quantities of residue Committed Gas remaining after processing and (ii) all charges of the Transporter will be equitably allocated between NGC and CUSA, with CUSA paying all costs attributable to the exercise of its processing rights and NGC paying all costs attributable to the Committed Gas purchased by it.

                  2.5.2 OFFSHORE CONDENSATE. It is understood that CUSA's gas wells may produce liquid hydrocarbons (condensate) along with the gas well Committed Gas to be delivered under this Agreement. To the extent that any Delivery Point provided for in this Agreement is located on an offshore platform, and if Transporter allows, NGC agrees that CUSA may inject condensate into the gas stream delivered hereunder for transportation and redelivery to CUSA at a separation facility located onshore. CUSA agrees to bear, or reimburse NGC for, all charges of the Transporter attributable to the injection, transportation, and redelivery of CUSA's condensate.

                  2.5.3 DOCUMENTATION OF CHARGES. NGC shall furnish CUSA with documentation establishing the actual charges incurred by NGC and borne by CUSA under Sections
                           2.5.1 and 2.5.2. Such documentation shall reflect the method of allocation of such charges between NGC and CUSA. Upon agreement of the Parties, amounts paid by NGC and borne by CUSA under Sections 2.5.1 and 2.5.2 may be netted against amounts NGC is obligated to pay CUSA for Committed Gas delivered under this Agreement.

III.     TRANSPORTATION AND PENALTIES

         3.1 UPSTREAM GATHERING AND TRANSPORTATION AGREEMENTS. Exhibit C to this Agreement contains a list of all upstream gathering and transportation service agreements associated with the delivery of Committed Gas to the Delivery Points. The Parties shall revise the list during the term of this Agreement to reflect the addition or deletion of gathering and transportation service agreements. CUSA shall be responsible for arranging, nominating and paying for, all upstream transportation and gathering services (and associated charges) necessary for CUSA to deliver Committed Gas to the Delivery Point(s), with the following exception. In respect to any upstream gathering or transportation service agreement managed by CUSA's Natural Gas Business Unit as of the Effective Date, CUSA shall have the option to shift responsibility for the management and operation of such service agreements to NGC as of the Effective Date (or effective as of a later date if CUSA does not exercise its option on or before the Effective Date). CUSA will use reasonable efforts to exercise its option on or before the Effective Date, however the Parties recognize that time constraints may preclude the completion of such action by such date. The Parties agree to execute any agreements they deem necessary to implement the shifting of such responsibility to NGC. Management and operation of such service agreements will include, without limitation, nominations, confirmations and the payment of invoices. Amounts paid by NGC to an upstream gatherer or transporter will be netted against amounts NGC is obligated to pay CUSA for Committed Gas delivered under this Agreement. Notwithstanding the foregoing, upon agreement of the Parties, in respect to any payments to an upstream gatherer or transporter, CUSA shall reimburse NGC for one hundred percent (100%) of all payments made by NGC to such upstream gatherer or transporter prior to the date NGC is required to make such payments to the gatherer or transporter provided that NGC furnishes CUSA a copy of the invoice no later than ten Days prior to the payment due date. If NGC furnishes a copy of the invoice later than the tenth Day before the payment due date, CUSA shall exercise reasonable efforts to reimburse NGC prior to the payment due date, but shall in any event reimburse NGC no later than the close of business on the tenth Day following CUSA's receipt of the invoice. In the event CUSA requests NGC's assistance in obtaining a new upstream gathering or transportation rate during the term of this Agreement, such assistance will be furnished pursuant to an agreement addressing, among other items, the allocation between CUSA and NGC of any cost saving associated with new rates.

         3.2 TRANSPORTER'S TARIFF. The rules, guidelines, and policies of the pipeline immediately downstream of the Delivery Point ("Transporter") shall define and set forth the manner in which the Committed Gas purchased and sold under this Agreement is measured and transported. CUSA and NGC recognize that the receipt and delivery into Transporter's pipeline facilities of Committed Gas purchased and sold under this Agreement shall be subject to the operational procedures of Transporter as well as the terms of Transporter's transportation service agreement(s) with NGC, if any, addressing operational procedures.

         3.3 IMBALANCE CHARGES. The terms and conditions of Transporter's FERC Gas Tariff (or equivalent state-approved tariff) addressing penalties, scheduling fees, cash-out costs or similar charges attributable to underdeliveries or overdeliveries of gas into the pipeline (collectively "Imbalance Charges") shall be used for purposes of calculating Imbalance Charges under this Agreement. Imbalance Charges under this Agreement will be assessed on a transporter-by-transporter basis using the applicable terms of Transporter's FERC Gas Tariff and as if CUSA is the shipper and NGC is the transporter. If an Imbalance Charge is assessed under this Agreement, then CUSA shall pay to NGC an amount calculated in accordance with the applicable terms of Transporter's FERC Gas Tariff. For purposes of this Agreement, an underdelivery is defined as an instance where the monthly quantity of Committed Gas delivered to a given Delivery Point is less than the monthly quantity of Committed Gas designated for delivery at that Delivery Point in CUSA's Availability Report as changed throughout the Month by timely revisions of the Availability Report in accordance with Section 2.2.1 above. An overdelivery is defined as an instance where the monthly quantity of Committed Gas delivered to a given Delivery Point is greater than the monthly quantity of Committed Gas designated for delivery at that Delivery Point in CUSA's Availability Report as changed throughout the Month by timely revisions of the Availability Report in accordance with Section 2.2.1 above. In the event the applicable Transporter requires balancing on a daily basis, the definitions of underdelivery and overdelivery shall be modified to reflect daily balancing as opposed to monthly balancing. Overdeliveries by CUSA into a transporter at one Delivery Point will be netted against underdeliveries into that transporter at a different Delivery Point to the extent permitted under that transporter's FERC Gas Tariff. Underdeliveries by CUSA on one transporter will not be netted against overdeliveries by CUSA to a different transporter absent the Parties' consent and underdeliveries or overdeliveries by CUSA will not be netted against overdeliveries or underdeliveries by other NGC suppliers of gas.

                  3.3.1 UNDERDELIVERIES - CASH-OUT COSTS. In the event (i) of net underdeliveries by CUSA in any Month in respect to a given Transporter; (ii) that Transporter's per MMBtu cash-out prices (in the case of tiered cash-out prices the cash-out price associated with the level of CUSA's net underdeliveries in each tier) is higher than the appropriate Published Index Price; and (iii) CUSA would be required to pay cash-out costs to Transporter under Transporter's FERC Gas Tariff if CUSA was the shipper and NGC was the transporter, CUSA shall pay NGC an amount equal to the quantity of the underdelivery, expressed in MMBtu, multiplied by the difference between the per MMBtu cash-out price and the Published Index Price.

                  3.3.2 OVERDELIVERIES - CASH-OUT COSTS. In the event (i) of net overdeliveries by CUSA in any Month in respect to a given Transporter; and (ii) that Transporter would be required to purchase the overdelivered quantity of gas at the cash-out prices (in the case of tiered cash-out prices the cash-out price associated with the level of CUSA's net overdeliveries in each tier) under Transporter's FERC Gas Tariff if CUSA was the shipper and NGC was the transporter, the First of the Month Commodity Price of the overdelivered quantity of Gas shall be calculated using the lesser of the Published Index Price or the cash-out price.

                  3.3.3 IMBALANCE TRADING. In the event of net underdeliveries or overdeliveries by CUSA in any Month and notwithstanding the absence of an actual net underdelivery or overdelivery assessed by Transporter, NGC will exercise best efforts to mitigate the adverse consequences of the net underdeliveries or overdeliveries through imbalance trading, or the equivalent, opportunities set forth in the FERC Gas Tariff of the applicable Transporter. NGC and CUSA acknowledge that net underdeliveries or overdeliveries by CUSA calculated in accordance with this Agreement may or may not result in a corresponding actual net underdelivery or overdelivery assessed by Transporter pursuant to its FERC Gas Tariff.

         3.4 OPERATIONAL FLOW ORDERS. CUSA and NGC recognize that Transporter may be authorized to issue Operational Flow Orders ("OFOs"), or the equivalent, under the General Terms and Conditions of Transporter's FERC Gas Tariff, or any successor provision. CUSA and NGC also recognize that Transporter may issue an OFO that obligates CUSA or NGC to take action that may be contrary to the terms of this Agreement, including, without limitation, the delivery and taking of gas in quantities contrary to those set forth in Availability Reports and prior nominations. CUSA and NGC agree to use their best efforts to prevent the issuance of such an OFO. In the event an OFO is issued, CUSA and NGC agree that compliance with any duly authorized OFO will not constitute a violation of this Agreement, provided that: (i) the Party receiving an OFO notify the other Party as soon as possible, and (ii) the Parties use their best efforts to minimize the operational and economic consequences of compliance with the OFO by all means at their disposal. In the event an OFO can be construed as calling for the shutting-in of CUSA production, the Parties will cooperate to take steps alternative to a shut-in to the extent such alternative steps may be taken without causing a different NGC firm supplier to bear a disproportionate share of adverse consequences flowing from the OFO. Nothing in this
                  Section 3.4 shall be construed to require CUSA to bear adverse economic consequences under an OFO issued as a result of overdeliveries by a third party supplier of gas to NGC or deficient takes by an NGC market, and not as a result of any act or omission by CUSA.

         3.5 OPERATIONAL BALANCING AGREEMENTS. The Parties agree to use their best efforts to maintain an operational balancing agreement, or the equivalent ("OBA"), at each point of delivery into a transporting pipeline or at such other points the Parties deem advisable. In respect to any point at which an OBA is not in effect, upon CUSA's request, NGC will assume the responsibility for negotiating and implementing an OBA on terms and conditions acceptable to CUSA and NGC.

IV.      COMMODITY PRICE

         4.1 FIRST OF THE MONTH COMMODITY PRICE. The commodity price paid by NGC to CUSA for each MMBtu of Committed Gas delivered to NGC shall be based on prevailing index prices reported in commercial publications, will change each Month, and will vary by Source of Supply and Delivery Point. The "First of the Month Commodity Price" of Committed Gas produced from a given Source of Supply shall be the index price reported in the first issue of the designated commercial publication published in the Month of delivery in the designated table, heading and entry in that table ("Published Index Price"), plus or minus adjustments applicable to that Source of Supply, including, without limitation, deduction of gathering and transportation charges (collectively "Index Price Adjustments"), and the premium, if any (the "Premium"). Prior to delivery of Committed Gas under this Agreement, CUSA and NGC shall agree on (i) the Published Index Price that will form the basis of the First of the Month Commodity Price of the Committed Gas delivered to the applicable Delivery Point; (ii) the Index Price Adjustments, if any, to the published index price necessary to arrive at the First of the Month Commodity Price; and (iii) the Premium, if any. The substitution of a new Published Index Price (or a change in the table, heading and entry) or a modification of the Index Price Adjustment also requires the agreement of CUSA and NGC. Although the Parties will strive to reduce agreements substituting a new Published Index Price or modifying an Index Price Adjustment to writing, the Parties recognize that market conditions may require prompt action. Consequently, oral agreements substituting a new Published Index Price or modifying an Index Price Adjustment will be effective until reduced to writing. The Parties agree to exercise best efforts to reduce such oral agreements to writing within thirty Days of reaching agreement. The First of the Month Commodity Price shall be calculated each Month during the term of this Agreement and shall remain in effect during the entire Month unless the Parties agree to change the First of the Month Commodity Price during the course of the Month.

         4.2 DESCRIPTION OF SOURCES OF SUPPLY. The Sources of Supply, Delivery Points, Published Index Price, and Index Price Adjustments effective as of the Effective Date are set forth in Exhibit A to this Agreement. The Parties expect that Exhibit A will be agreed upon and made a part of this Agreement on or around the Effective Date and the absence of Exhibit A at the time this Agreement is executed by the Parties and thereafter shall not affect the enforceability of this Agreement. New Sources of Supply or Delivery Point(s), and the associated Published Index Price and Index Price Adjustments that CUSA and NGC have agreed upon shall be set forth in a notice prepared by NGC and furnished to CUSA. The Parties may from time to time, but are not required to, amend Exhibit A to reflect the information contained in such notice, and the failure to so amend Exhibit A shall not affect CUSA's obligation to deliver, and NGC's obligation to purchase, Committed Gas.

         4.3 SPLIT CONNECT COMMITTED GAS. In the event Committed Gas produced from a Source of Supply is capable of being delivered into more than one pipeline system ("split connect Committed Gas"), CUSA shall select the Published Index Price and Index Price Adjustments applicable to such split connect Committed Gas. Absent agreement of the Parties to the contrary, the selection of a Published Index Price and Index Price Adjustments applicable to a given source of split connect Committed Gas will remain in effect for a period of no less than six full Months. CUSA will make its selection for a succeeding period no later than thirty Days prior to the first Day of the new period. The six Month periods will run from April 1 through September 30 and from October 1 through March
                  31. The period in effect as of the Effective Date will be less than six full Months and will run through September 30, 1996. Notwithstanding the foregoing, certain Sources of Supply producing split connect Committed Gas will not be subject to the selection described above in this Section 4.3. The Published Index Price(s) and Index Adjustments applicable to such Sources of Supply have been selected by CUSA and NGC and shall remain in place for the period designated by the Parties and shall not be changed during the designated period absent the consent of CUSA and NGC. Such Sources of Supply will be designed in Exhibit A-1 as "Fixed Selection Split Connect."


         4.4 SPLIT CONNECT COMMITTED GAS PRICE. Except as to (i) Fixed Selection Split Connect Sources of Supply set forth in Exhibit A to this Agreement, (ii) as provided in Section 4.5 below, and (iii) split connect Committed Gas subject to a Locked Price in accordance with Section 4.10 below, in respect to each Source of Supply producing split connect Committed Gas, the First of the Month Commodity Price paid by NGC to CUSA for each MMBtu of split connect Committed Gas delivered by CUSA to NGC during a given Month will be adjusted

                                               CONFIDENTIAL TREATMENT REQUESTED.
                                                  THE REDACTED MATERIAL HAS BEEN
                                           SEPARATELY FILED WITH THE COMMISSION.

* in the following instance. [REDACTED] In the event the Highest Commodity Price exceeds the Selected Commodity Price by more
*                 than [REDACTED] per MMBtu, the First of the Month Commodity
* Price shall be increased by an amount equal to [REDACTED] of such excess above the Selected Commodity Price. In the event the Highest Commodity Price exceeds the Selected Commodity
* Price by [REDACTED] or less, the First of the Month Commodity Price shall not be increased.

                  4.4.1    EFFECT OF CAPACITY CONSTRAINTS. Notwithstanding
                           Section 4.4 above, the quantity of split connect Committed Gas subject to the First of the Month Commodity Price adjustment during any Month will take into account capacity constraints, which will be defined by NGC's ability to deliver the split connect Committed Gas into the pipeline system associated with the Highest Commodity Price. If NGC is unable to nominate, or would have been unable to nominate had
* it attempted to nominate, [REDACTED] of the split connect Committed Gas designated in CUSA's Availability Report for delivery on the first Day of the Month into the pipeline system associated with the Highest Commodity Price, the quantity of split connect Committed Gas subject to the First of the Month Commodity Price adjustment will be calculated
* by [REDACTED] NGC's ability to nominate [REDACTED] of the split connect Committed Gas will be determined as of the applicable pipeline's confirmation of first Day of the Month quantities of gas.


                  4.4.2 MEASUREMENT OF CAPACITY CONSTRAINTS. In all instances covered by Section 4.4 above, NGC's ability to nominate Committed Gas for delivery into a pipeline system associated with the Highest Commodity Price shall be evaluated by reference to instances where CUSA and NGC have agreed that capacity constraints exist, pipeline announcements of constraints or curtailments, however characterized and communicated, and by NGC's efforts to nominate Committed Gas for delivery into the applicable pipeline. If NGC exercises reasonable efforts to nominate gas on the pipeline associated with the Highest Commodity Price,
* and is unable to nominate [REDACTED] of the split connect Committed Gas due to a lack of available capacity, a capacity constraint will be deemed to exist to the extent of NGC's inability. NGC shall exercise reasonable efforts to create and retain a written record, such as notes of telephone conversations, of NGC's efforts to nominate Committed Gas for delivery into a pipeline

                                           CONFIDENTIAL TREATMENT REQUESTED. THE
                                     REDACTED MATERIAL HAS BEEN SEPARATELY FILED
                                                            WITH THE COMMISSION.


                           system associated with the Highest Commodity Price, provided, however, that NGC's failure to create and retain such a written record shall not preclude NGC from claiming the existence of a capacity constraint.


                  4.5 FIRM MARKET SPLIT CONNECT COMMITTED GAS. Notwithstanding Section 4.4, in the Months of December, January and February during the period beginning with December 1996 and continuing through February 1998, the First of the Month Commodity Price of split connect Committed Gas delivered to firm market customers under certain natural gas purchase and sale agreements, however characterized, calling for deliveries at primary receipt points ( "Firm Market Split Connect Committed Gas"), which firm natural gas purchase and sale agreements, corresponding primary receipt points and affected quantities of gas are described in Exhibit D to this Agreement, shall not be adjusted in accordance with
*                          Section 4.4 above. [REDACTED].

                  4.6      DOWNSTREAM RELEASED FIRM TRANSPORTATION. In the event
                           (i) NGC is the replacement shipper under a firm transportation service agreement released by CUSA to NGC and covering transportation upstream of the point at which the applicable Published Index Price is determined; (ii) such firm transportation service agreement expires or is subject to termination by NGC or CUSA during the term of this Agreement; and (iii) an alternate Published Index Price is available at a point upstream of the point at which the then current Published Index Price is determined, the following procedure shall apply. NGC shall enter into negotiations with the Transporter for the purpose of obtaining the rate applicable to the rollover, extension or renewal, as the case may be, of the firm transportation service agreement. CUSA shall have the option to approve the new rate, in which case the firm transportation service agreement will be extended or renewed and the Published Index Price shall remain the same and the Adjustment attributable to the firm transportation service agreement will equal the new rate, or not approve the new rate, in which case the point at which the Published Index Price is determined shall move upstream to the appropriate point. In the latter case, NGC shall be entitled to enter into the new firm transportation service agreement at a rate equal to or higher than the rate CUSA elected not to approve. In the event CUSA elects not to approve the new rate, the foregoing procedure shall not apply to subsequent instances where a firm transportation service agreement expires or is subject to termination.

         4.7 MID-MONTH INCREASES. In the event (i) CUSA increases the quantity of Committed Gas delivered to NGC on any Day at a given Delivery Point to a level in excess of one hundred five percent (105%) of the quantity of Committed Gas designated for delivery by CUSA in the Availability Report in effect at 8:00 a.m. on the Day NGC makes its nomination ("First of the Month Committed Gas") for delivery on the first Day of the Month of delivery; (ii) notifies NGC of such increase no later than one hour prior to the pipeline nomination deadline applicable to the Day on which the increase will be implemented; and (iii) does not in its notice specifically state that such increase is for the purpose of offsetting underdeliveries incurred by CUSA at the applicable Delivery Point earlier that month, the commodity price per MMBtu for the quantity in excess of one hundred five percent (105%) of the First of the Month Committed Gas ("Incremental Committed Gas") shall be determined as follows. The "Incremental Gas Commodity Price" of Incremental Committed Gas shall be determined on a Delivery Point by Delivery Point basis, and therefore any increases in the quantity of Committed Gas delivered to a given Delivery Point will not be netted against a decrease at a different Delivery Point unless the Committed Gas delivered at different Delivery Points is delivered into a single pool such that an increase at one Delivery Point and a corresponding decrease at the second Delivery Point can be netted to arrive at the quantity of Committed Gas delivered into the pool on the applicable Day, in which case deliveries at all such Delivery Points will be netted for purposes of this Section 4.7. CUSA will give notice to NGC of any increase in the delivery of Committed Gas in a revised Availability Report as soon as commercially possible, but in no event later than one hour prior to the nomination deadline of the pipeline immediately downstream of the Delivery Point. The Incremental Gas Commodity Price shall be based on the Gas Daily Index Price. The "Gas Daily Index Price" shall be the midpoint of the range of prices published in the issue of GAS DAILY reporting prices applicable to the Day on which Incremental Committed Gas is delivered to NGC under this Agreement in the table titled "Daily Price Survey" under the heading and entry applicable to the downstream pipeline and the Delivery Point where CUSA delivers the Incremental Committed Gas in the column reporting the range of prices applicable to the Day of delivery. The Gas Daily Index Price corresponding to each Published Index Price, including any adjustment required to make the two prices comparable, is set forth in Exhibit A to this Agreement. For purposes of determining which issue of GAS DAILY reports the range of prices applicable to the Day of delivery, the instructions published by Gas Daily in the paragraph appearing under the heading "Daily Price Survey" will be used. In the event GAS DAILY does not report prices applicable to a Day on which Incremental Committed Gas is delivered to NGC, then the issue of GAS DAILY reporting prices applicable to the closest subsequent Day shall be used. The same Index Price Adjustments and Premiums used to calculate the First of the Month Commodity Price pursuant to Section 4.1 above shall be used to calculate the Incremental Gas Commodity Price if the Gas Daily

                  Index Price covers a geographical location comparable to that covered by the Published Index Price. The Incremental Gas Commodity Price will be based on the Gas Daily Index Price applicable to the Day of delivery and will therefore vary Day-by-Day. Notwithstanding the foregoing, in the event that the parties agree that GAS DAILY does not report prices applicable to any Delivery Point, the Parties shall select an alternate index price, which alternate index price shall be treated as the Gas Daily Index Price for all purposes under this Agreement. For purposes of calculating the Incremental Gas Commodity Price of Incremental split connect Committed Gas subject to commodity price adjustment in accordance with
                  Section 4.4 above, Incremental split connect Committed Gas will be deemed to be delivered into the pipeline system associated with the Highest Commodity Price. Capacity constraints, as defined and measured in Sections 4.4.1 and
                  4.4.2 above shall be taken into account in determining the quantity of Incremental split connect Committed Gas that is deemed to be delivered into the pipeline system associated with the Highest Index Price. For example, if only fifty percent (50%) of the split connect Committed Gas designated in CUSA's Availability Report for delivery on the first Day of the Month can be nominated for delivery into the pipeline system associated with the Highest Commodity Price, it shall be presumed that no Incremental split connect Committed Gas can be delivered into the pipeline system associated with the Highest Commodity Price and therefore the Incremental Gas Commodity Price shall be based on the Selected Commodity Price. In the event CUSA increases the quantity of Committed Gas delivered to NGC on any Day (x) without prior notice; (y) with notice given later than one hour before Transporter's nomination deadline; or (z) notifies NGC that the increase is for the purpose of offsetting underdeliveries incurred by CUSA at the applicable Delivery Point earlier that Month, such Committed Gas shall not be treated as Incremental Committed Gas, but shall be treated as an overdelivery of Committed Gas for purposes of calculating imbalance charges in accordance with Section 3.3 above.

         4.8 MID-MONTH DECREASES. In the event (i) CUSA decreases the quantity of Committed Gas delivered to NGC on any Day at a given Delivery Point to a level below ninety-five percent (95%) of the quantity of Committed Gas designated for delivery by CUSA in the Availability Report in effect at 8:00 a.m. on the Day NGC makes its nomination ("First of the Month Committed Gas") for delivery on the first Day of the Month of delivery (including instances where CUSA is required to decrease the quantity of Committed Gas in response to a Transporter's instructions); (ii) notifies NGC of such decrease no later than one hour prior to the pipeline nomination deadline applicable to the Day on which the decrease will be implemented; (iii) does not in its notice specifically state that such decrease is for the purpose of offsetting overdeliveries incurred by CUSA at the applicable Delivery Point earlier that Month; (iv) the applicable Gas Daily Index Price is higher than the corresponding First of the Month Commodity Price (whether calculated using the Published Index Price or the Locked Price), and (v) such reduction is not the result of an event of force majeure or an OFO, CUSA shall pay to NGC an amount calculated as follows (the "Deficiency Keep Whole Payment"). If on the Day that CUSA's deliveries of Committed Gas fall below ninety-five percent (95%) of First of the Month Committed Gas, the Gas Daily Index Price, as defined in Section 4.7 above, applicable to the Delivery Point (as adjusted by the Index Price Adjustments applicable to the Delivery Point and the Premium) is higher than the First of the Month Commodity Price calculated under Section 4.1 above, the difference will be the "Deficiency Cost". The Deficiency Cost shall be multiplied by a number equal to the difference between ninety-five percent (95%) of the first of the month nominated quantity and the quantity of Committed Gas actually delivered by CUSA on that Day, and the product shall be the Deficiency Keep Whole Payment. Notwithstanding the foregoing, in the event any portion of the Committed Gas that is not delivered by CUSA is subject to a Locked Price in accordance with Section 4.10 below, the Deficiency Cost and the Deficiency Keep Whole Payment attributable to the quantities subject to the Locked Price shall be determined by subtracting the higher of (a) the First of the Month Commodity Price calculated using the Locked Price, or (b) the First of Month Commodity Price calculated using the Published Index Price that would have been used in the absence of the Locked Price, from the Gas Daily Index Price. No Deficiency Keep Whole Payment shall be payable in the event the Gas Daily Index Price is lower than the First of the Month Commodity Price. The Deficiency Keep Whole Payment shall be determined on a Delivery Point-by-Delivery Point basis, and therefore any decrease in the quantity of Committed Gas delivered to a given Delivery Point will not be netted against a increase at a different Delivery Point unless the Committed Gas delivered at different Delivery Points is delivered into a single pool such that an increase at one Delivery Point and a corresponding decrease at the second Delivery Point can be netted to arrive at the quantity of Committed Gas delivered into the pool on the applicable Day, in which case deliveries at all such Delivery Points will be netted for purposes of this Section 4.8. A Deficiency Keep Whole Payment shall be calculated in respect to each Day that CUSA's deliveries fall below ninety-five percent (95%) of the quantity of Committed Gas nominated for delivery on the first Day of the Month of delivery and shall be based on the Gas Daily Index Price applicable to that Day. In the event GAS DAILY does not report prices applicable to a Day on which deliveries of Committed Gas are reduced, then the issue of GAS DAILY reporting prices applicable to the closest subsequent Day shall be used. For purposes of calculating the total amount of Deficiency Keep Whole Payments due in any Month, a decrease in the quantity of Committed Gas delivered by CUSA on any given Day shall not be netted against an increase in the quantity of Committed Gas delivered by CUSA on a different Day. Deficiency Keep Whole Payments shall be paid in accordance with Article VII below. For purposes of calculating the Deficiency Cost, if any, associated with a decrease in the delivery of split connect Committed Gas subject to commodity price adjustment in accordance with Section 4.4 above, the decrease in delivery of split connect Committed Gas will be allocated to the pipeline system associated with the Highest Index Price. Capacity Constraints, as defined and measured in Sections 4.4.1 and 4.4.2 above, shall be taken into account in determining the allocation of a decrease in the delivery of split connect Committed Gas to the pipeline system associated with the Highest Commodity Price. For example, if only fifty percent (50%) of the split connect Committed Gas designated in CUSA's Availability Report for delivery on the first Day of the Month can be nominated for delivery into the pipeline system associated with the Highest Commodity Price, then fifty percent (50%) of a decrease in the delivery of split connect Committed Gas will be allocated to that pipeline system for purposes of calculating the Deficiency Cost. In the event CUSA decreases the quantity of Committed Gas delivered to NGC on any Day (x) without prior notice; (y) with notice given later than one hour before Transporter's nomination deadline; or (z) notifies NGC that the decrease is for the purpose of offsetting overdeliveries incurred by CUSA at the applicable Delivery Point earlier that Month, such decrease shall not be treated as a mid-month decrease for purposes of this Section 4.8, but shall be treated as an underdelivery of Committed Gas for purposes of calculating imbalance charges in accordance with Section 3.3 above. Notwithstanding the foregoing, no Deficiency Keep Whole Payments under this Agreement shall be payable in respect to decreases in deliveries of Committed Gas to Delivery Points subject to the "Stranded Capacity Valuation Adjustment" set forth in Section 3 of that certain "Transportation Assignment and Valuation Agreement" effective , 1996, executed by CUSA and NGC and decreases in the delivery of Committed Gas at those Delivery Points shall be governed by the terms of that agreement.

         4.9 COMMODITY PRICE OF CURTAILED SOURCES OF SUPPLY. Notwithstanding anything in this Article IV to the contrary, in the event CUSA exercises its right under Section 2.3 above to curtail production of Committed Gas from a Source of Supply as a result of any mechanical, engineering, legal, title or other field or well condition, and the period of curtailment set forth in CUSA's Availability Report lasts less than the entire Month, the Commodity Price of the Committed Gas subject to CUSA's notice of curtailment that is produced and delivered by CUSA shall be the Incremental Gas Commodity Price, as determined under Section 4.7 above. To the extent less than one hundred percent of Committed Gas produced from a given Source of Supply is subject to CUSA's notice of curtailment, the Committed Gas not affected by CUSA's notice of curtailment shall be priced at the First of the Month Commodity Price as determined under Section 4.1 above, or at the Incremental Gas Commodity Price if the Incremental Gas Commodity Price is applicable in accordance with Section 4.7.

         4.10 LOCKED PRICE OPTION. For purposes of calculating the First of the Month Commodity Price of Committed Gas produced from a given Source of Supply, and in lieu of a Published Index Price designated in Exhibit A to this Agreement, CUSA may request that a fixed price (the "Locked Price") be substituted for the Published Index Price for a period as short as one Month or as long as twelve Months. In the event a Locked Price is substituted for the Published Index Price, the First of the Month Commodity Price of the Committed Gas subject to the Locked Price shall be calculated as set forth in Section 4.1 above except that the Locked Price shall be substituted for the Published Index Price. The Index Price Adjustments and Premiums used to calculate the First of the Month Commodity Price of Committed Gas shall not be affected by the substitution of a Locked Price. The Parties acknowledge that a Locked Price will be based on New York Mercantile Exchange (or other exchange selected by NGC) posting for the natural gas futures contract applicable to the Month(s) selected by CUSA and prevailing at the time of CUSA's request for a Locked Price plus a basis differential adjustment required to equate the posted price with an imputed price at the applicable Delivery Point.

                  4.10.1 REQUEST FOR A LOCKED PRICE. CUSA may request a quote of a Locked Price by telephone on any Business Day, between the hours of 8:30 a.m. and 2:00 p.m., local Houston, Texas time, up to and including the seventh Business Day prior to the beginning of a Month to which the Locked Price shall apply. CUSA's request shall identify the Source(s) of Supply subject to the request for a Locked Price, the Month(s) for which CUSA requests a Locked Price and the quantity of Committed Gas delivered from the applicable Source of Supply that will be subject to the Locked Price. CUSA and NGC acknowledge and agree that all telephone conversations between the Parties relating to a Locked Price may be recorded by NGC or CUSA, or both, for purposes of establishing the terms and conditions associated with a Locked Price. CUSA and NGC also agree that the taped conversation may be used to establish the terms and conditions associated with a Locked Price in the event the Parties are unable to agree on such terms and conditions subsequent to the conversation in question.

                  4.10.2 PROCEDURES. As soon as possible after CUSA's telephonic request, but in any event within twenty-four hours (excluding weekends and holidays), NGC shall determine if it is able to offer a Locked Price and, if it is able, the per MMBtu Locked Price and shall notify CUSA of such price. NGC's notice shall be addressed to the person(s) identified in
                           Section XIII below, and shall separately state the basis differential component of the Locked Price. If CUSA accepts the Locked Price, including the basis differential, then NGC shall forward to CUSA a "Price Lock Confirmation", similar to the form attached hereto as Exhibit E, specifying the terms to which the Parties have agreed. Such Price Lock Confirmation shall be forwarded to CUSA as soon as possible following

                           CUSA's acceptance of the Locked Price. The terms set forth in the Price Lock Confirmation shall be binding upon the Parties unless CUSA notifies NGC in writing that CUSA disputes one or more of the terms set forth in said Price Lock Confirmation within forty-eight hours, exclusive of weekends and CUSA holidays, of CUSA's receipt of the Price Lock Confirmation. Any terms which remain undisputed after expiration of said period shall be binding on the Parties, and the Parties shall work together in good faith to resolve any disputes as expeditiously as possible.

                  4.10.3 LOCKED QUANTITIES. CUSA may request that all, or any portion of, the Committed Gas available for delivery from a Source of Supply during the Month(s) designated by CUSA be subject to a Locked Price, provided that CUSA's request shall designate a specific quantity of Committed Gas. NGC shall be entitled to decline to offer a Locked Price at its sole discretion. In the event a Locked Price has been established for a portion of the Committed Gas available for delivery from a Source of Supply for a given period, CUSA shall be entitled to make one or more additional requests for a Locked Price on all or any portion of the remaining Committed Gas available for delivery from that Source of Supply during the designated period.

                  4.10.4 IRREVOCABILITY. Unless CUSA and NGC agree otherwise, a Locked Price shall remain effective for the entire period designated in the Price Lock Confirmation and shall not be increased or decreased. In the event the Locked Price applies to split connect Committed Gas, the periodic selection of the Published Index Price and Index Price Adjustments forming the basis of the First of the Month Commodity Price in accordance with
                           Section 4.3 shall not apply in respect to such split connect Committed Gas until it is no longer subject to the Locked Price.

                  4.10.5 AVAILABILITY OF COMMITTED GAS. CUSA shall make available and deliver one hundred percent of Committed Gas subject to a Locked Price. CUSA shall not be entitled to curtail production and delivery of Committed Gas subject to a Locked Price pursuant to
                           Section 2.3 above. Curtailment of Committed Gas subject to a Locked Price is permitted under this Agreement only in the event of an event of force majeure declared in accordance with Article IX below. If CUSA and NGC establish a Locked Price for less than one hundred percent (100%) of the Committed Gas available for delivery from a Source of Supply, or establish more than one Locked Price for Committed Gas available for delivery from a Source of Supply, the first Committed Gas delivered on each Day and during the applicable Month shall be deemed to be subject to the first Locked Price established, followed by quantities of Committed Gas subject to additional

                           Locked Prices in the order established, followed by quantities of Committed Gas not subject to a Locked Price.

                  4.10.6 FAILURE TO DELIVER COMMITTED GAS. If during any Month CUSA fails to deliver quantities of Committed Gas subject to a Locked Price, and such failure is not the result of an event of force majeure or NGC's failure to perform its obligations under this Agreement, CUSA shall pay to NGC an amount calculated as follows. The quantity of Committed Gas subject to a Locked Price made available and delivered by CUSA during that Month shall be subtracted from the quantity of Committed Gas subject to a Locked Price and the result shall be multiplied by the difference between the Locked Price and the settlement price of the natural gas futures contract on NYMEX (or other applicable exchange) for the Month in which CUSA fails to deliver Committed Gas subject to a Locked Price plus or minus the basis differential set forth in the Price Lock Confirmation. In addition, in the event NGC has entered into a financial instrument, including, without limitation, an over-the-counter basis swap, for purposes of hedging the risk associated with the basis differential component of the Locked Price, CUSA shall reimburse NGC one hundred percent (100%) of the actual losses incurred by NGC under such financial instrument to the extent such losses result from CUSA's failure to deliver Committed Gas subject to a Locked Price. NGC shall exercise its best efforts to minimize such losses (including for example the early termination of financial instruments if NGC reasonably believes at the time of termination that early termination may minimize such losses). CUSA's obligation to deliver Committed Gas subject to a Locked Price is a monthly obligation and not a daily obligation and therefore for purposes of this Section 4.10.6 CUSA shall have complied with its obligation to deliver quantities of Committed Gas subject to a Locked Price if it delivers such quantities during the course of the Month. However, for purposes of calculation of Deficiency Keep Whole Payments in accordance with
                           Section 4.8 above, decreases in the delivery of Committed Gas subject to a Locked Price on any Day shall be taken into account.

                  4.10.7 CESSATION OF FUTURES TRADING. If natural gas futures contracts cease to be traded on the New York Mercantile Exchange or on any other mercantile exchange acceptable to NGC in its sole discretion, then after such cessation NGC shall be relieved of any and all obligation to establish Locked Prices hereunder.

         4.11 NGC'S FAILURE TO PURCHASE COMMITTED GAS. If NGC fails in any Month to purchase at least ninety five percent (95%) of the quantity of Committed Gas designated for delivery on CUSA's Availability Report (as adjusted during the

                  Month) from each Source of Supply ("Availed Quantity"), and to the extent that such failure is not the result of force majeure, an OFO, or CUSA's failure to make Committed Gas available, NGC shall pay to CUSA, as liquidated damages, an amount calculated as follows:

                  (a) If NGC has purchased at least ninety percent (90%), but less than ninety five percent (95%) of the Availed Quantity for the Source of Supply, the liquidated damages shall be equal to ten percent (10%) of the First of the Month Commodity Price applicable to that Source of Supply, multiplied by the difference between ninety five percent (95%) of the Availed Quantity and the lesser quantity of Committed Gas actually purchased by NGC in such Month from the Source of Supply. For purposes of this
                           Section 4.11, in instances where Committed Gas from different Sources of Supply are delivered into a single pool, the calculation of the percentage of Committed Gas purchased by NGC shall be based on NGC's purchases from the entire pool and the Availed Quantity applicable to the entire pool.

                  (b) If NGC has purchased less than ninety percent (90%) of the Availed Quantity for the Source of Supply, the liquidated Damages shall be equal to the sum of (i) ten percent (10%) of the First of the Month Commodity Price applicable to that Source of Supply, multiplied by five percent (5%) of the Availed Quantity; and
                           (ii) twenty percent (20%) of the First of the Month Commodity Price applicable to that Source of Supply, multiplied by the difference between ninety percent (90%) of the Availed Quantity and the lesser quantity of Committed Gas actually purchased by NGC.

V.       TITLE AND RESPONSIBILITY

         5.1 CUSA RESPONSIBILITY. Title to Committed Gas delivered by CUSA to NGC shall pass to NGC at the Delivery Points. The price for Committed Gas delivered under this Agreement is inclusive of all production, severance, ad valorem, or similar taxes levied on the production or transportation of the Committed Gas prior to its delivery to or for the account of NGC at the Delivery Point(s). All charges, royalties, lease burdens, expenses, fees, taxes, damages, injuries, and other costs incurred in or attributable to production and transfer, transportation (except as otherwise agreed by the Parties), and handling of Committed Gas delivered in accordance with this Agreement prior to delivery to NGC at the Delivery Point(s) shall be the exclusive responsibility of CUSA, as between the Parties. CUSA shall indemnify, defend, and hold harmless NGC from all such charges, royalties, expenses, fees, taxes, damages, injuries, and other costs. In the event NGC is required by law to collect any such taxes, and CUSA claims an exemption from the taxes, CUSA shall, upon NGC's request, furnish NGC with a copy of CUSA's exemption certificate.

         5.2 NGC RESPONSIBILITY. All charges, expenses, fees, taxes, damages, injuries, and other costs incurred in or attributable to the purchase and transfer, transportation, and handling of the Committed Gas delivered in accordance with this Agreement from and after delivery of Committed Gas at the Delivery Point(s) shall be the exclusive responsibility of NGC, as between the Parties. NGC shall indemnify, defend, and hold harmless CUSA from all such charges, expenses, fees, taxes, damages, injuries, and other costs. In the event CUSA is required by law to collect any such taxes, and NGC claims an exemption from the taxes, NGC shall, upon CUSA's request, furnish CUSA with a copy of NGC's exemption certificate.

VI.      QUALITY, MEASUREMENT AND TESTS

         6.1 QUALITY SPECIFICATIONS. NGC agrees to purchase Committed Gas delivered by CUSA to the Delivery Point(s) meeting the quality and pressure specifications set forth in the filed tariff of the pipeline immediately downstream of the Delivery Point's ("Transporter"). If Committed Gas delivered by CUSA to the Delivery Point(s) is rejected by Transporter for failure to meet its quality specifications, NGC shall be relieved of the obligation to purchase such Committed Gas. To the extent that Transporter accepts Committed Gas tendered by CUSA for NGC's account at the Delivery Point(s), CUSA shall be deemed to have complied with the quality specifications of this Agreement.

         6.2 VOLUME AND HEATING VALUE. NGC and CUSA agree that the volume and heating value of Committed Gas sold and delivered under this Agreement will be measured at or near the Delivery Point(s) by Transporter, using equipment owned or controlled by, and measuring procedures employed by, Transporter. The measurements made by Transporter shall be accepted by NGC and CUSA (subject to adjustment if prior measurements are determined to be inaccurate or incomplete), provided, however, the measuring equipment and procedures used must conform to Transporter's filed tariffs and to generally recognized industry standards.

         6.3 TEST DATA AND CHARTS. CUSA and NGC shall preserve all original test data, charts and other similar records in a Party's possession for a period of at least three years.

VII.     ACCOUNTING, BILLING AND PAYMENT

         7.1 STATEMENTS. On or before the twentieth Day of the Month following the Month of delivery, NGC will furnish CUSA the following information concerning the Month of delivery: the quantity of Committed Gas and Incremental Committed Gas delivered under this Agreement at each Delivery Point; First of the Month

                  Commodity Prices; Incremental Gas Commodity Prices; Deficiency Keep Whole Payments; Imbalance Charges; and the total amounts payable by NGC and CUSA. If the actual total volumes of Committed Gas delivered under this Agreement are not available by the date of the statement, estimated volumes or prices shall be used and adjustments shall be made on the following Month's billing, or as soon as available. CUSA shall provide NGC copies of pipeline allocation statements CUSA receives from applicable pipelines as soon as such statements become available. NGC's statement shall also show the total amount of any Deficiency Keep Whole Payments and Imbalance Charges payable by CUSA to NGC, which amount shall be deducted from the amount payable by NGC to CUSA for Committed Gas delivered during the Month. The statement furnished by NGC to CUSA shall be exchanged via EDI to the extent possible. NGC will also furnish a separate statement to each CUSA profit center showing the information applicable to that profit center alone. If the accuracy of any statement or the sufficiency of any payment is questioned by CUSA, CUSA shall provide written notice of its question. If it is subsequently determined that NGC underpaid CUSA, NGC shall pay interest on such amounts from the date of CUSA's notice computed at a rate equal to the Base Rate in effect from time to time published by the First National Bank of Chicago plus two percent.

         7.2 PAYMENT. No later than the last Business Day of each calendar Month, NGC shall pay CUSA, by wire transfer of funds into an account designated by CUSA, all amounts due under this Agreement for Committed Gas delivered during the previous Month.

         7.3 FAILURE TO PAY. In the event NGC fails to make timely payment of amounts reflected on NGC's statement, NGC shall pay CUSA interest on all amounts past due computed from the date the payment was due at the rate set forth in Section 7.1 above. In addition, if NGC fails to pay any amount due CUSA under this Agreement within five Business Days after the due date, except for any amount which is disputed by NGC in good faith, CUSA shall have the right upon written notice to NGC to (i) suspend any further deliveries of Committed Gas until all undisputed amounts due have been paid with interest at the rate specified in Section 7.1, and (ii) provide notice to NGC that this Agreement shall terminate if the payment default has not been cured within five Days after the date such written notice is given. During the period of any such suspension of deliveries, and until any payment default is cured as provided above, CUSA shall have the right, but not the obligation, to sell all or any portion of the Committed Gas to third parties, and in such event NGC shall pay to CUSA as liquidated damages an amount equal to the difference between a lower price received by CUSA in the sale of such Committed Gas to third parties and the commodity price CUSA would have received from NGC under this Agreement multiplied by the quantity of Committed Gas sold by CUSA to third parties.

         7.4 TWO YEAR LIMIT ON ADJUSTMENTS. No retroactive adjustments may be made for any overcharge or undercharge after a period ending twenty-four Months from the end of the calendar year in which the gas forming the basis of the overcharge or undercharge was delivered or not delivered, as the case may be. Any payment with respect to a retroactive adjustment shall include an amount equal to interest on all amounts past due from the date of the initial payment at the rate set forth in
                  Section 7.1 above, except in instances where neither Party knew or could have known that the overcharge or undercharge occurred or instances of reallocations of gas by a transporting pipeline, in which cases interest shall run from the date of demand for payment.

         7.5 AUDIT. Each Party shall have the right to audit the books and records of the other Party at any time during reasonable business hours during the term of this Agreement and for a period of two years after its termination to the extent necessary to determine compliance by the other Party with the terms of this Agreement, but such audit rights shall be limited to auditing such books and records for the then current and four preceding years. The audited Party shall make its books and records available to the auditing Party. Notwithstanding the foregoing, in the event a governmental body asserts a claim, or conducts an audit, against a Party arising from the purchase or sale of Committed Gas and that Party determines in its reasonable judgment that its response to such claim requires or would benefit from an audit of books and records of the other Party, such audit may be conducted during the term of this Agreement and for a period ending on the tenth anniversary of the event or payment forming the basis of the third party claim. In order to accommodate such third party audits, CUSA and NGC will maintain the appropriate books and records for a period not less than ten years. Each Party shall also have access to the books and records of the other Party for purposes of responding to claims, or requests for audits, asserted by a non-governmental third party and arising from the purchase or sale of Committed Gas.

         7.6 ACCOUNTING INFORMATION. CUSA and NGC will exercise reasonable efforts to provide each other with data required by their respective accounting departments to close out books for each Month as soon as possible. CUSA and NGC will exercise reasonable efforts to provide such data no later than the fifth Business Day of the Month following the Month being closed out.

         7.7 SETOFF. All payments will be made without setoff or counterclaim; provided, however, that upon a Party's (the defaulting Party) failure to make payment of undisputed amounts on the due date, the other Party (the non-defaulting Party) may, at its option and in its discretion, setoff against any amounts owed to the defaulting Party any amounts owed by the defaulting Party under this Agreement or otherwise. The obligations of the non-defaulting Party and the defaulting

                  Party under this Agreement in respect of such amounts shall be deemed satisfied and discharged to the extent of any such setoff. The non-defaulting Party will give the defaulting Party notice of any setoff made under this Section 7.7 as soon as practicable after the setoff is made provided that failure to give such notice shall not offset the validity of the setoff.

         7.8 LETTER OF CREDIT. NGC shall furnish to CUSA prior to the Effective Date an executed irrevocable standby letter of credit issued by a bank acceptable to CUSA in an amount calculated in accordance with Exhibit F to this Agreement. The letter of credit shall be satisfactory in form and substance to CUSA and the issuing bank or banks. Subsequent to the Effective Date, NGC shall maintain, or cause to be maintained, the letter(s) of credit in accordance with the requirements and procedures set forth in Exhibit F. NGC's obligation to furnish the executed standby letter of credit prior to the Effective Date shall be a condition precedent to CUSA's obligations to perform under this Agreement. NGC's failure to maintain, or cause to be maintained, the letter(s) of credit in effect at any time during the term of this Agreement in accordance with the requirements and procedures set forth in Exhibit F shall be deemed to be a material breach of this Agreement. In addition to any other rights and remedies CUSA may have under this Agreement, in the event NGC fails to maintain, or cause to be maintained, the letter(s) of credit in effect at any time during the term of this Agreement and such failure continues for a period of more than five consecutive Days, CUSA shall have the right upon written notice to NGC to suspend any further deliveries of Committed Gas until NGC furnishes the letter(s) of credit in accordance with the requirements and procedures set forth in Exhibit F.

VIII.    DISCLAIMER AND WARRANTY

         8.1 WARRANTY. CUSA hereby warrants title to all gas sold by CUSA under this Agreement and the right to sell the same free from adverse claims of third parties, and except as provided in
                  Section 8.2, CUSA agrees to hold NGC harmless from such claims.

         8.2 DISCLAIMER. EXCEPT AS PROVIDED IN SECTION 8.1, CUSA MAKES NO EXPRESS OR IMPLIED WARRANTY TO NGC UNDER THE UNIFORM COMMERCIAL CODE OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.


IX.      FORCE MAJEURE

         9.1 SUSPENSION OF OBLIGATIONS. If either CUSA or NGC is rendered unable, by reason of an event of force majeure, to perform, wholly or in part, any obligation or commitment set forth in this Agreement, except for the payment of monies owed, then upon that Party's giving notice (the initial notice may be oral notice followed by written notice) and full particulars of the event of force majeure, then the obligations of both parties under this Agreement shall be suspended, except for the payment of amounts owed under this Agreement, to the extent and for the period of the event.

         9.2 FORCE MAJEURE DEFINED. The term "force majeure" means an event that (i) was not within the control of the Party claiming its occurrence; and (ii) could not have been prevented or avoided by such Party through the exercise of due diligence. Events of force majeure include, without limitation by enumeration, acts of God; lightning, hurricanes or storms, hurricane or storm warnings which in CUSA's judgment require and result in the precautionary shut-down or evacuation of production facilities; earthquakes, epidemics, fires, floods, landslides, washouts, freezing of wells or lines of pipe used to supply Committed Gas under this Agreement and other similar severe natural calamities; acts of public enemy; wars; blockades; insurrections; riots; civil disturbances and arrests; strikes, lockouts or other industrial disturbances; explosions, breakage, accidents to wells, equipment, facilities or lines of pipe used to enable CUSA to deliver or NGC to receive Committed Gas under this Agreement; events of force majeure declared by transporting pipelines; imposition by a regulatory agent, court or other governmental authority having jurisdiction of binding laws, conditions, limitations, orders, rules or regulations that prevent or prohibit either Party from performing, provided such governmental action has been resisted in good faith by all reasonable legal means; or any other cause of a similar type. The Parties recognize that NGC is not required by this Agreement to utilize firm transportation to receive Committed Gas from CUSA at each Delivery Point, but it is the intent of both Parties that transportation or sales arrangements downstream of the Delivery Points be made by NGC in such a manner that the possibility of a curtailment of Committed Gas due to curtailment of interruptible transportation or recall of acquired transportation be minimized. In addition to the foregoing events of force majeure, the loss, interruption or curtailment (collectively "curtailment") of transportation downstream of a Delivery Point shall constitute an event of force majeure provided that NGC exercises reasonable efforts to arrange alternative transportation, or the resumption of the curtailed transportation arrangements, as soon as possible following its discovery of the curtailment of downstream transportation. In that event, NGC will consult with CUSA and endeavor to agree upon a plan of action to avoid further curtailment of Committed Gas from that Delivery Point.

X.       TERM

         10.1 TERM. This Agreement shall remain in full force and effect for an initial term of ten years from the Effective Date, and for additional five year terms thereafter unless terminated by either Party by giving written notice of termination no later than sixty Days prior to the last Day in the then-effective term.

         10.2 EARLY TERMINATION. Notwithstanding Section 10.1, either Party may terminate this Agreement as follows:

         (a) In the event of a material breach of this Agreement by either Party, the non-breaching Party may terminate this Agreement upon sixty days' prior written notice to the breaching Party (which notice shall specify in detail the nature of the breach and the steps necessary to cure the breach), unless the breaching Party, within thirty days after receipt of the non-breaching Party's notice, cures the breach and agrees in writing to indemnify the non-breaching Party against all direct damages arising from the breach (such damages to be determined by agreement of the Parties, or in the event the Parties are unable to agree, by arbitration in accordance with
                  Section XII below). For purposes of this Section, a material breach shall be any failure to perform under this Agreement which is not excused by force majeure and which exposes the non-breaching Party to economic loss in an amount which the breaching Party cannot reasonably be expected to pay in money damages. Notwithstanding the foregoing, NGC's unexcused failure to receive and purchase CUSA's available Committed Gas produced from a specific Source of Supply, which failure results in the shut-in of a CUSA-operated well(s) for a period of five or more consecutive days, or which failure results in the shut-in of one or more CUSA-operated well(s) for a cumulative period of at least twenty days (which need not be consecutive) in any calendar year shall be conclusively deemed to be a material breach of this Agreement. For purposes of the preceding sentence a shut-in of a well shall be deemed to begin on the first Business Day following NGC's receipt of CUSA's notice of a shut-in, which notice shall be effective if delivered orally, followed by written confirmation, and shall be deemed to end on the earlier of (i) the resumption of production or (ii) 5:00 p.m. on the Day CUSA receives NGC's notice of the resumption of purchases if such notice is received prior to 1:00 p.m. or 8:00 a.m. on the next Day if CUSA receives NGC's notice after 1:00 p.m. For purposes of quantifying NGC's right to cure in the event of a material breach due to a shut-in, CUSA's direct damages on each Day of the shut-in are deemed to be an amount calculated by multiplying the (x) the quantity of Committed Gas shut-in times (y) the First of the Month Commodity Price applicable to such Committed Gas. In the event NGC pays such amount to CUSA, the quantity of Committed Gas shut-in and forming the basis of such amount shall be deemed to be purchased for purposes of
                  Section 4.11 above, and in
                  instances where NGC pays amounts to CUSA pursuant to Section
                  4.11 prior to the payment of amounts pursuant to this Section 10.2, the payment pursuant to Section 4.11 shall be reduced to the extent required by this Section 10.2. If one Party alleges a material breach under this Section and the other Party disputes that allegation, the matter shall be submitted to arbitration in accordance with Section XII below and the non-breaching Party's termination notice shall be suspended pending the decision of the arbitrators. If the arbitrators conclude that a material breach has occurred, the termination notice shall become effective thirty days after issuance of the arbitrators' written decision.

         (b) A Party may terminate this Agreement in the event the other Party (the Affected Party) is: (i) dissolved (other than pursuant to a consolidation, acquisition, amalgamation, merger, or other reorganization not arising from bankruptcy or insolvency proceedings); or (ii) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or similar law affecting creditors' rights, or a petition is presented for its winding up a liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition results in a judgment of insolvency or bankruptcy or the entry of an order for its winding up or liquidation.

XI.      RENEGOTIATION, PRICE REDETERMINATION AND ARBITRATION

         11.1 RENEGOTIATION AND PRICE REDETERMINATION. During the term of this Agreement, CUSA and NGC will have the right to request that the terms and conditions of this Agreement be renegotiated and that the various pricing mechanisms be redetermined. This Article XI establishes the procedures applicable to such renegotiations and redeterminations.

         11.2 LIMITS ON ARBITRATION. Nothing in this Article XI shall be construed to limit a Party's ability to present issues for discussion under the Alliance Agreement. However, this Article XI shall limit CUSA and NGC's rights to institute the renegotiation or price redetermination process and invoke arbitration under this Agreement or pursuant to the Alliance Agreement and the Parties agree that no other provision of this Agreement or of the Alliance Agreement shall be construed to supersede or modify the limitations on arbitration contained in this Article XI.

         11.3 PRICE REDETERMINATION. It is the intent of CUSA and NGC that the First of the Month Commodity Price and the Incremental Gas Commodity Price of Committed Gas delivered at a given Delivery Point under this Agreement reflect the prevailing fair market value of spot gas at that Delivery Point. CUSA and NGC agree that the Published Index Prices designated in Exhibit A and corresponding Gas Daily Index Prices represent an accurate measure of the fair market value of spot gas because those index prices reflect surveys of prices paid in actual transactions between willing buyers and sellers under no compulsion to buy or sell. In the event CUSA or NGC believes in good faith that the Published Index Prices or the corresponding Gas Daily Index Prices, or both, no longer represent an accurate measure of the fair market value of spot gas, that Party may seek a price redetermination in accordance with the following procedure.

                  11.3.1 SCOPE OF PRICE REDETERMINATION. Price redeterminations pursuant to this Section 11.3 are limited to replacing one or more of the Published Index Prices or Gas Daily Index Prices with a different measure of the fair market value of spot gas that is not based on prices reported in a commercial publication. This Section 11.3 does not apply in instances where: (i) CUSA desires to select a different index price for purposes of calculating the First of the Month Commodity Price for split connect Committed Gas during the six month period designated in accordance with Section 4.3 above; (ii) CUSA or NGC desires to replace a Published Index Price or a Gas Daily Index Price with a different Published Index Price or Gas Daily Index Price; or
                           (iii) where CUSA or NGC desires to modify or amend the Index Price Adjustments necessary to arrive at a First of the Month Commodity Price or Incremental Gas Commodity Price.

                  11.3.2 PRICE REDETERMINATION PROCEDURE. In the event CUSA or NGC seeks a price redetermination pursuant to this
                           Section 11.3, such Party (the "initiating Party") may notify the other Party (the "non-initiating Party") in writing, specifying the Published Index Price(s) or Gas Daily Index Price(s) at issue and describing
                           (i) the proposed replacement measure of the fair market value of spot gas at the location; and (ii) the proposed effective date of the replacement measure of fair market value. If the non-initiating Party agrees with the replacement measure of the fair market value of spot gas and its effective date, Exhibit A shall be amended to reflect the replacement and its effective date. If the non-initiating Party does not agree with the proposed replacement measure of the fair market value of spot gas or its effective date, then within thirty days after delivery of the initiating Party's initial notice each Party shall designate a representative with authority to negotiate and agree upon a replacement measure of the fair market value of spot gas. The representatives shall then meet and attempt in good faith to reach agreement. If the representatives have not reached agreement within sixty days after delivery of the initiating Party's initial notice, then the initiating Party may elect to have the issue resolved by binding arbitration

                                      -23-

                           in accordance with Section 11.3.3 below. If a replacement measure of the fair market value of spot gas is established, either by agreement of the Parties or through arbitration, such replacement measure of the fair market value of spot gas shall be reflected in an appropriate amendment to Exhibit "A". A Party receiving a price redetermination request under this Section 11.3 may respond by requesting a replacement measure of the fair market value of spot gas at any other applicable location(s) in accordance with the procedure set forth in this Section 11.3.2. To the extent feasible, both the initial request and any responsive request shall be addressed in the same negotiating sessions and/or arbitration so as to minimize the administrative cost of resolving all pricing issues. Notwithstanding anything in this Section to the contrary, in the event a replacement measure of the fair market value of spot gas is determined by arbitration, the Party invoking the arbitration (or Parties if both Parties invoked the arbitration) shall not be entitled to invoke arbitration pursuant to this Section 11.3.2 during a period of twelve full Months following the date of the arbitration award.

                  11.3.3 ARBITRATION OF PRICE REDETERMINATION. If any price redetermination is presented for arbitration under this Section 11.3, the Parties shall follow the arbitration procedure outlined in Sections 11.7 through 11.12 below, except as follows: In any arbitration under this Section 11.3, each Party shall submit to the arbitration panel such Party's proposed measure of the fair market value of spot gas at the applicable location. The arbitrators shall select from the two proposals the one which they feel most closely reflects the fair market value of spot gas at the applicable location as evidenced by prices paid by willing buyers and sellers under no compulsion to buy or sell and, in the case of the replacement of a Published Index Price, pursuant to contracts providing for a one month obligation to buy and sell spot gas. Any Premium that may be payable under this Agreement shall not be taken into consideration by the arbitrators in their deliberations. The arbitrators must select the proposal of one of the Parties and may not average the two proposals or otherwise craft an alternative proposal. The arbitrators, in the absence of unusual extenuating circumstances, shall be required to render their decision in writing within ten Business days after the conclusion of the arbitration proceeding. The cost of any arbitration under this Section 11.3 shall be borne as follows:

                           (i) Each Party shall bear the costs of its own attorneys, witnesses and representatives; and

                             (ii) The remaining costs of the arbitration, including the fees of all arbitrators, the costs of securing a location for the arbitration, and any similar costs, shall be borne equally by the Parties.

                  11.3.4 EFFECTIVE DATE. The effective date of any replacement measure of the fair market value of spot gas selected by arbitration shall be the first day of the month following the month in which the arbitrators' decision is rendered.

         11.4 SUBSTITUTION OF PUBLISHED INDEX PRICES. At any time during the term of this Agreement, in the event (i) CUSA or NGC believes in good faith that a Published Index Price or Gas Daily Index Price does not reflect the fair market value of spot gas at the applicable location; (ii) also believes in good faith that a different index price in the same commercial publication or in a different commercial publication does reflect such fair market value; and (iii) the Parties have been unable to reach agreement on an amendment to Exhibit A as contemplated in
                  Section 4.1 above, the Party requesting the substitution of a new index price shall be entitled to present the issue to arbitration in accordance with the procedure established in
                  Section 11.3 above. In the event a new Published Index Price at a specific location is determined by arbitration, neither Party shall be entitled to invoke arbitration for the purpose of selecting a new Published Index Price at that location during a period of twelve full Months following the date of the arbitration award. The same limitation shall apply if a new Gas Daily Index Price at a given location is determined by arbitration. This Section 11.4 does not apply to instances where CUSA desires to change the Published Index Price selected in respect to split connect Committed Gas pursuant to
                  Section 4.3 above. In such instances, if the Parties are unable to agree on a change, the selected Published Index Price shall remain in place for the full six Month period.

         11.5 UNAVAILABILITY OF PUBLISHED INDEX PRICES. If at any time during the term of this Agreement a Published Index Price or Gas Daily Price is no longer published and in the event CUSA and NGC are unable to agree on a replacement index price, either Party may submit the issue to arbitration in accordance with the procedure established in Section 11.3 above, with the following modifications. There shall be no limit on the number of times a Party may invoke arbitration. The effective date of the replacement Published Index Price or Gas Daily Index Price shall be the Day after the previous index price became unavailable and the arbitrators shall make their award retroactive to such date. During the pendency of the Parties' attempt to agree on a replacement Published Index Price or Gas Daily Price and the subsequent arbitration proceeding, the commodity price of the Committed Gas affected by the unavailability of the index price shall be based on the last available Published Index Price or Gas Daily Price. The amounts paid by NGC to CUSA during such period shall be adjusted to reflect the retroactive implementation of the replacement index price.

         11.6 DISPUTE RESOLUTION - OTHER PRICE ISSUES. In the event the Parties are unable to agree on any factor required to calculate the commodity price of Committed Gas that will be produced from a new source of supply, or are unable to agree on the Index Price Adjustments applicable to Committed Gas from an existing Source of Supply, the issue shall be eligible for arbitration in accordance with Sections 11.9 through 11.12 below.

         11.7 ARBITRATION AFTER THE FIFTH ANNIVERSARY. In addition to the arbitration of price redetermination issues under Sections
                  11.4 through 11.6 above, following the fifth anniversary of this Agreement, CUSA and NGC shall have the right to request a renegotiation of any term or condition of this Agreement and to invoke arbitration in accordance with Sections 11.9 through
                  11.12 below if the Parties are unable to reach agreement in respect to such a request. The limitation contained in this
                  Section 11.7 shall not apply to disputes between CUSA and NGC relating to the construction or interpretation of this Agreement or to the performance of the Parties under this Agreement, which disputes may be presented to arbitration at any time during the term of this Agreement in accordance with Sections 11.9 through 11.12 below.

         11.8 RENEGOTIATION OF THE PREMIUM. Neither CUSA nor NGC shall be entitled to request a renegotiation of the Premium paid in accordance with Article IV above and to invoke arbitration in the event the Parties are unable to agree prior to the fifth anniversary of this Agreement.

         11.9 ALL DISPUTES ARBITRATION. All unresolved disputes between the Parties (i) arising under this Agreement and relating to the construction and interpretation of this Agreement or the Parties' performance under this Agreement; or (ii) arising from renegotiation or price redetermination under this Article XI shall be submitted to binding arbitration in accordance with this Article XI. Neither Party shall have the right to litigate such disputes in state or federal court. Arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. ' 1, et seq., and will not be governed by the arbitration acts, statutes or rules of any other jurisdiction.

         11.10 PROCEDURE. In the event the Parties are unable to resolve a dispute arising under this Agreement after exercising good faith efforts to resolve the dispute, either Party may request arbitration by submitting a written notice to the other. The notice shall name the noticing Party's arbitrator and shall contain a statement of the issue(s) presented for arbitration. Within fifteen (15) Days of receipt of a notice of arbitration, the other Party shall name its arbitrator by written notice and may designate any additional issue(s) for arbitration. The two named arbitrators shall select the third arbitrator within fifteen (15) Days after the date on which the second arbitrator was named. Should the two arbitrators fail to agree on the selection of the third arbitrator, either Party shall be entitled to request the Senior Judge of the United States District Court of the Southern District of Texas to select the third arbitrator. All arbitrators shall be qualified by education or experience within the natural gas industry to decide the issues presented for arbitration. No arbitrator shall be: a current or former director, officer or employee of either Party, or its affiliates; an attorney (or member of a law firm) who has rendered legal services to either Party, or its affiliates, within the preceding three years; or an owner of any of the common stock of either Party, its affiliates or direct competitors.

         11.11 ARBITRATION HEARINGS. The three arbitrators shall commence the arbitration hearing within twenty-five (25) Days following the appointment of the third arbitrator. The proceeding shall be held at a mutually acceptable site. If the Parties are unable to agree on a site, the arbitrators shall select a site. The arbitrators shall have the authority to establish rules and procedures governing the arbitration hearing. Each Party shall have the opportunity to present its evidence at the hearing. The arbitrators may call for the submission of pre-hearing statements of position and legal authority, but no post-hearing briefs shall be submitted. After the presentation of the evidence has concluded, each Party shall submit to the arbitration panel a final offer of its proposed resolution of the dispute. In the event the dispute presented to the arbitration panel involves (i) a price redetermination pursuant to Sections 11.3 through 11.6 above; (ii) a renegotiation of the Premium pursuant to Section 11.8 above; or (iii) a claim by one or both Parties for an award of damages, expenses or costs of any nature, a majority of the arbitrators shall approve the final offer of one Party without modification, and reject the offer of the other Party. In the event the dispute presented to the arbitration panel involves issues other than those defined in the preceding sentence, the arbitration panel shall be authorized to render an award that departs from the offers of both Parties. The arbitration panel shall not have the authority to award punitive, exemplary, consequential or incidental damages. The arbitrators' decision must be rendered within thirty (30) Days following the conclusion of the hearing or submission of evidence. All evidence submitted in an arbitration proceeding, transcripts of such proceedings, and all documents submitted by the Parties in an arbitration proceeding shall be deemed confidential information subject to Section 15.4 below.

         11.12 ARBITRATION DECISION. The decision of the arbitrators or a majority of them, shall be in writing and shall be final and binding upon the Parties as to the issue submitted. Each Party shall bear the expense and cost of its arbitrator and one-half of the expense and cost of the third arbitrator.

XII.     GOVERNMENTAL REGULATIONS AND AUTHORIZATIONS

         12.1 APPLICATION OF LAW AND REGULATION. This Agreement shall be subject to all valid and applicable laws of the United States and to the applicable valid rules, regulations or orders of any regulatory agency or governmental authority having jurisdiction, and the Parties shall be entitled to regard all applicable laws, rules and regulations (federal, state or local) as valid and may act in accordance with them until such time as they may be declared invalid by final judgment of a court of competent jurisdiction and such judgment is not subject to appeal.

         12.2 AUTHORIZATION AND REGULATORY FILINGS. Upon execution of this Agreement, each Party agrees to seek such government certificates, permits, licenses and authorizations which, in its sole discretion, it deems necessary to perform its obligations under this Agreement. During the term of this Agreement, each Party shall make all filings required by any regulatory bodies having jurisdiction over the activities covered by this Agreement and upon request of the other Party shall promptly provide copies of such to the other Party. Neither Party will knowingly enter into agreements nor undertake any activities or filings that would interfere with or frustrate the other Party's efforts to obtain the necessary regulatory approvals to fulfill its obligations under this Agreement.

XIII.    NOTICES

         13.1 PROCEDURE. Except as provided in this Agreement, all notices, requests, demands, statements, and other communications under this Agreement shall be in writing and shall be deemed given on the date thereof if delivered personally, or by telecopy. If mailed by certified or registered mail, postage prepaid, return receipt requested, such notice shall be deemed given three Days after the date of mailing. All notices shall be delivered or transmitted to the Parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the Parties may designate by written notice in the manner aforesaid:

                  CUSA:    Chevron U.S.A. Inc.

    [FURNISH ROUTINE NOTICE INFORMATION AND LOCKED PRICE NOTICE INFORMATION]

                  NGC:       Natural Gas Clearinghouse
                             13430 Northwest Freeway
                             Suite 1200
                             Houston, Texas  77040

                             Attention:


XIV.     NON-ASSIGNABILITY AND TRANSFER OF INTEREST BY CUSA

         14.1 NON-ASSIGNABILITY. Except as provided in Section 14.2 below, neither this Agreement nor any obligation of a Party under this Agreement are assignable without the express written consent of the other, which consent may be withheld in its sole discretion for any reason, except to wholly owned subsidiaries and affiliates, in which case the assigning entity shall not be relieved of responsibility for any of its obligations under this Agreement.

         14.2 TRANSFER OF INTEREST. CUSA shall have the right to convey a Source of Supply to a non-affiliated entity. In the event of such a conveyance, and at CUSA's option, the affected Source of Supply shall either remain subject to this Agreement and gas produced from that Source of Supply shall be Committed Gas for all purposes under this Agreement or shall remain Committed Gas pursuant to a separate agreement executed by NGC and CUSA's successor in interest and containing terms and conditions substantially identical to this Agreement. In the event CUSA elects to convey the Source of Supply subject to this Agreement, the documents evidencing the conveyance of the Source of Supply shall specifically identify this Agreement and obligate CUSA's successor in interest to ratify and adopt this Agreement insofar as it applies to the Source of Supply acquired by CUSA's successor in interest. In the event CUSA elects to require its successor in interest to execute an agreement substantially identical to this Agreement, such agreement shall be executed contemporaneously with the documents evidencing the conveyance of the Source of Supply. Notwithstanding the foregoing, CUSA shall have the right to convey a Source of Supply to a non-affiliated entity free and clear of this Agreement if the Source of Supply, when combined with any other Source of Supply contemporaneously conveyed to the non-affiliated entity, produced an average of 200 MMBtu per Day, or less, over the six month period ending ninety Days prior to the Effective Date of the conveyance.

XV.      MISCELLANEOUS

         15.1 WAIVER. No waiver by either CUSA or NGC of any default of the other under this Agreement shall operate as a waiver of any future default, whether of like or different character or nature.

         15.2 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the Parties, and is intended to be a final, complete, integrated and exclusive expression of their agreement and its terms. Except as otherwise provided in this Agreement, this Agreement shall not be modified or amended except by a written instrument executed by the Parties.

         15.3 CHOICE OF LAW. THIS AGREEMENT SHALL BE SUBJECT TO, AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS, BUT NOT THE LAWS REGARDING CHOICE OF LAW, OF THE STATE OF TEXAS.

         15.4 CONFIDENTIALITY. Each Party agrees that the terms of this Agreement and any information provided under this Agreement shall be kept confidential by it and shall not be disclosed to any third Party without first obtaining the written consent of the other, which consent shall not be unreasonably withheld. In addition, any information designated as confidential by one Party and provided to the other during the term of any agreement shall be kept confidential by the receiving Party and shall not be disclosed to any third party for a period of three years from the date of receipt without first obtaining the written consent of the other, which consent shall not be unreasonably withheld. This Section shall not prevent a Party from making any disclosure required by law, regulation or SEC disclosure rules (in such case, the disclosing Party shall notify the non-disclosing Party as soon as practicable of the pendency, nature and content of the planned disclosure) or from disclosing any information which is already in the public domain.

         15.5 LIMITATION OF DAMAGES. In no event shall either Party be liable for punitive, exemplary, consequential or incidental damages arising from any breach or default under this Agreement, indemnification under this Agreement or from any act or omission under or in connection with this Agreement.

         15.6 SEVERABILITY. If any provision of this Agreement is determined to be invalid, illegal or otherwise unenforceable for any reason by a court of competent jurisdiction, the remaining terms and conditions of this Agreement shall remain in full force and effect to the fullest extent permitted by law. In such an event, the Parties agree to make a good faith effort to replace the affected provisions.


         IN WITNESS WHEREOF, this Agreement is executed on the _____ day of __________, 199__.

CHEVRON U.S.A. INC.                         NATURAL GAS CLEARINGHOUSE

- ---------------------------------           ------------------------------------
By:                                         By:
Title:                                      Title:


                                   EXHIBIT "E"


                                     [Date]


                                         Price Lock Confirmation
                                         Natural Gas Purchase and Sale Agreement
                                         NGC Contract No. ______________


Chevron U.S.A. Inc.
[Address]


Gentlemen:

In accordance with that certain Natural Gas Purchase and Sale Agreement dated effective ______________ by and between Chevron U.S.A. Inc., as Seller, and Natural Gas Clearinghouse, as Buyer, which agreement is incorporated herein and made a part hereof, Buyer hereby confirms establishment of the following "Locked Price" and "Locked Quantities" as previously discussed and agreed orally:

Date of Parties' Oral Agreement:
Month of Delivery:
Source of Supply:
Delivery Point:
Locked Quantities (MMBtus/day):
Locked Price ($/MMBtu):
Basis Differential Adjustment ($/MMBtu):

This Price Lock Confirmation is binding upon the Parties unless Seller notifies Buyer of a dispute with all or a portion hereof 48 hours (exclusive of weekends and Chevron holidays) after Seller's receipt hereof.

                                    Very truly yours,

                                    NATURAL GAS CLEARINGHOUSE



                                    By:_________________________________________
                                                 Trading Representative

                                     Date:______________________________________

                                    EXHIBIT A

               SOURCES OF SUPPLY, DELIVERY POINTS, PUBLISHED INDEX
                       PRICES, AND INDEX PRICE ADJUSTMENTS

                                    EXHIBIT B

                         POST-EFFECTIVE DATE COMMITMENTS

                                    EXHIBIT C

                UPSTREAM GATHERING AND TRANSPORTATION AGREEMENTS

                                    EXHIBIT D

                     FIRM MARKET SPLIT CONNECT COMMITTED GAS

                                   EXHIBIT "F"

                                LETTER OF CREDIT

                          1. CALCULATION OF FACE AMOUNT

         After CUSA submits its Availability Report applicable to the first Month of deliveries of Committed Gas under this Agreement and prior to the Effective Date, NGC shall furnish to CUSA one or more irrevocable standby letters of credit (referred to in this Exhibit F as "LC" regardless of whether one or more LCs are posted), and shall subsequently maintain the LC in effect, in a form similar to the form attached hereto as Exhibit "F-1" and acceptable to CUSA and the issuing bank or banks, from a bank or banks acceptable to CUSA and in an aggregate amount calculated as follows:

         The face amount of the LC furnished prior to the Effective Date shall equal ([65 x EV x ERP] minus $80,000,000) x 25%. Thereafter, and until the twentieth Day of the second Month of deliveries of Committed Gas under the Agreement, the face amount of the LC shall be increased to the following face amounts according to the following schedule:

                  (i) no later than the fifteenth Day after the Effective Date - ([65 x EV x ERP] minus $80,000,000) x 50%;

                  (ii) no later than the thirtieth Day after the Effective Date
                  - ([65 x EV x ERP] minus $80,000,000) x 75%; and

                  (iii) no later than the forty-fifth Day after the Effective Date - ([65 x EV x ERP] minus $80,000,000) x 100%.

         The LC posted by NGC no later than the forty-fifth Day following the Effective Date in the face amount of ([65 x EV x ERP] minus $80,000,000) x 100% is hereafter referred to as the "INITIAL LC".

         Following the twentieth Day of the second Month of deliveries of Committed Gas and in subsequent Months the face amount of the LC to be posted by NGC shall equal the aggregate face amount of the INITIAL LC plus or minus A.

         Where:

         V shall equal the average daily volume of Committed Gas designated for delivery by CUSA to NGC in CUSA's initial Availability Report submitted in accordance with Section 2.2 of the Agreement and applicable to the Month in which the aggregate face amount of the LC is calculated.

         EV shall equal the average daily volume of Committed Gas designated for delivery by CUSA to NGC in CUSA's initial Availability Report applicable to the first Month of deliveries of Committed Gas under this Agreement. RP shall mean the Reference Price

         ERP shall mean the estimated Reference Price

         REFERENCE PRICE shall equal the volume weighted average First of the Month Commodity Price of Committed Gas to be delivered by CUSA to NGC at the Delivery Points designated in the applicable initial Availability Report during the Month in which the aggregate face amount of the LC is calculated. For purposes of calculating the volume weighted average First of the Month Commodity Price, the average daily volume of Committed Gas designated for delivery at each Delivery Point by CUSA to NGC in CUSA's initial Availability Report applicable to the Month in which the aggregate face amount of the LC is calculated will be used for weighing purposes.

         ESTIMATED REFERENCE PRICE shall equal the volume weighted average imputed First of the Month Commodity Price of Committed Gas that will be delivered by CUSA to NGC during the first Month of deliveries of Committed Gas under this Agreement at the Delivery Points designated in the applicable initial Availability Report. For purposes of calculating the volume weighted average imputed First of the Month Commodity Price:
         (i) the average daily volume of Committed Gas designated for delivery at each Delivery Point by CUSA to NGC in CUSA's initial Availability Report applicable to the first Month of deliveries of Committed Gas under this Agreement will be used for weighing purposes; and (ii) the Published Index Prices applicable to the Month preceding the first Month of deliveries under this Agreement and the applicable Index Price Adjustments and Premiums, if any, set forth in Exhibit A to the Agreement will be used to arrive at the imputed First of the Month Commodity Price

         X shall equal the total net dollar amount NGC is obligated to pay CUSA in accordance with the terms of the Agreement as reflected in the applicable statement furnished by NGC to CUSA in accordance with
         Section 7.1 of the Agreement.

         A shall equal (i) the result of subtracting the aggregate face amount of the INITIAL LC from [X plus (35 x V x RP) minus $80,000,000] if [X plus (35 x V x RP) minus $80,000,000] is greater than the aggregate face amount of the INITIAL LC or (ii) the result of subtracting [X plus (35 x V x RP) minus $80,000,000] from the aggregate face amount of the INITIAL LC if the aggregate face amount of the INITIAL LC is greater than [X plus (35 x V x RP) minus $80,000,000]. Notwithstanding the foregoing, A shall equal zero if the result of the calculation set forth in (i) or (ii), as the case may be, is not greater than $30,000,000. If the difference resulting from the calculation set forth in (i) is greater than $30,000,000, the difference shall be added to the aggregate face amount of the INITIAL LC to arrive at the aggregate face amount of the LC to be posted in accordance with the procedures set forth below. If the difference resulting from the calculation set forth in (ii) is greater than $30,000,000, the difference shall be subtracted from the aggregate face amount of the INITIAL LC to arrive at the adjusted aggregate face amount of the LC to be posted in accordance with the procedures set forth below.

                                  2. PROCEDURES

         The aggregate face amount of the INITIAL LC shall not be subject to adjustment until the twentieth Day of the second Month of deliveries of Committed Gas under this Agreement. Beginning on the twentieth Day of the second Month and on the twentieth Day of each succeeding Month during the term of this Agreement, the aggregate face amount of the LC shall be calculated in accordance with the formula set forth above. If an adjustment in the aggregate face amount of the LC is required, within five Business Days following the twentieth Day of the Month NGC shall at its sole option either: (a) authorize the issuing bank or banks to amend the aggregate face amount of the LC to reflect the proper adjustment; (b) deliver a replacement standby LC in an aggregate face amount determined in accordance with the formula set forth above; or (c) deliver an additional LC in a face amount that, when added to the aggregate face amount of any LC(s) in effect at that time, equals the face amount determined in accordance with the formula set forth above. Upon receipt of a replacement LC complying with the requirements of this Exhibit F, CUSA shall return any superseded LC(s) to the issuing bank(s) for cancellation.

                                  EXHIBIT "F-1"

                   DRAFT OF ACCEPTABLE LETTER OF CREDIT FORMAT

CHEVRON U.S.A. INC.
2005 DIAMOND BLVD., ROOM _________
CONCORD, CA 94520-5738
ATTENTION:_________________________

WE HEREBY OPEN OUR IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER _______________ IN FAVOR OF YOURSELVES BY ORDER AND FOR ACCOUNT OF _______________ AVAILABLE AT RIGHT FOR AN APPROXIMATE AMOUNT OF _______________ USDLRS AGAINST:

o A STATEMENT SIGNED BY AN AUTHORIZED REPRESENTATIVE OF CHEVRON U.S.A., INC. CERTIFYING THAT THE AMOUNT DRAWN REPRESENTS THE AMOUNT INVOICED TO __________________ WHICH WAS NOT PAID WHEN DUE AND REMAINS UNPAID.

SPECIAL CONDITIONS:

o        PARTIAL SHIPMENTS ARE PERMITTED.
o        MULTIPLE/PARTIAL DRAWINGS ARE PERMITTED.
o        TEN PERCENT MORE OR LESS IN BOTH QUANTITY AND AMOUNT IS ACCEPTABLE.

DOCUMENTS MUST BE PRESENTED AT OUR COUNTERS NOT LATER THAN ___________________.

WE HEREBY ENGAGE WITH THE BENEFICIARY THAT DOCUMENTS DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS CREDIT WILL BE DULY HONORED UPON PRESENTATION AS SPECIFIED.

THIS CREDIT IS SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISIONS) INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NUMBER 500.